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Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of [October 31], 2007 (the "Agreement Date") by and between 3Q Holdings Limited ACN 089 058 293 ("3Q"), Island Pacific (UK) Limited Company No. 6409686 ("UK Sub") and Applied Retail Solutions, Inc. ("ARS" and together with 3Q and UK Sub, "Buyer") on the one hand, and Island Pacific, Inc., a Delaware corporation ("Seller") on the other hand. Buyer and Seller are sometimes referred to collectively herein as the "Parties" or individually as a "Party". The Parties agree as follows:

                                    RECITALS

A. Seller owns and operates a portion of its business through a division of Seller commonly known as the IPMS division (the "Division").

B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain of the assets used in connection with the Division pursuant to the terms of this Agreement.

C. The Parties agree to make certain representations, warranties, and covenants as set forth below.

      1. Definitions. As used in this Agreement, the following terms shall have the meanings indicated below.

            "Accounts Receivable" means the trade debts owed to the Seller at Closing in respect of the Division Business.

            "Acquired Assets" means all of the right, title, and interest in and to all the assets used predominately in connection with the Division including
(a) the Division Software, (b) the Division Documentation, (c) the Division Intellectual Property Rights, (d) the Accounts Receivable, (e) the Prepaid Expenses and deposits, (f) the Division Technology Deliverables, (g) the Division Inventory, (h) the Division Plant and Equipment (i) the Assigned Agreements, (j) the Business Records, (k) the Governmental Permits, (l) the Goodwill, (m) each Product Warranty, (n) the Deferred Revenue, (o) all credit for the UK Employee Advances and rights to recoup from each of the UK Employees such employees' respective UK Employee Advances, and (p) all other tangible and intangible assets owned, leased or licensed by the Seller and used predominately in connection with the Division Business, but does not include the excluded assets listed on EXHIBIT A as "Excluded Assets" (the "Excluded Assets").

            "Affiliate" of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

            "Agreed Form" means, in respect of a document, that document in the form, or substantially in the form, which has been agreed by the Parties and initialed by them for the purposes of identification.

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            "Ancillary Agreements' has the meaning given to it in Subsection
3(a).

            "Asset Purchase" means the sale and purchase of the Acquired Assets and the assumption of the Assumed Liabilities in accordance with this Agreement.

            "Assigned Agreements" means: (a) all customer contracts relating predominantly to the Division Business outstanding as of the Agreement Date including those listed on EXHIBIT B; (b) all other contracts relating predominantly to the Division Business outstanding as of the Agreement Date as listed on EXHIBIT B; (c) all licenses or other agreements for the sale of product to new or existing customers of the Division Business (to the extent such licenses and agreements relate predominately to the Division Business) between the Agreement Date and Closing ("Relevant Post Agreement Date Contracts"); and (d) such contracts (other than the Relevant Post Agreement Date Contracts) that Seller enters into between the Agreement Date and Closing relating predominately to the Division Business, providing such agreements are on commercially reasonable terms consistent with Seller's past practice, including for each of clause (a) - (d) above any right to renew such contracts or solicit a new contract with such third parties after the Closing.

            "Balance Sheet Date" means March 31, 2007.

            "Benefit Plan" means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan" within the meaning of
Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Seller or any of its ERISA affiliates for the benefit of any employee of Seller or with respect to which Seller or any of its ERISA affiliates have or may have any liability or obligation.

            "Business Day" means a day on which banks are open for business in Irvine, California, other than a Saturday, Sunday or public holiday in Irvine, California.

            "Business Records" means copies of all of Seller's general and financial records, financial information, correspondence and records relating to Accounts Receivable, systems and software, marketing and sales information, pricing, marketing plans, business plans, books of account and accounting records, financial and business projections, customer and supplier lists, mailing lists, brochures, advertising materials, customer contracts (in whatever form), personnel records, test reports, invoices, purchase orders, operating records and all other files and records (or applicable portions thereof), pertaining to the Acquired Assets, the Division Business, the Assumed Liabilities and the Division Employees and Division Contractors, it being understood that Seller may retain the original copies of such Business Records for purposes of its internal record-keeping, financial statements and any Tax related matters.

            "Buyer Group" means the Buyer and each of its Affiliates and Buyer Group Member means any member of the Buyer Group.

            "Closing" has the meaning given to it in Subsection 2(e).

            "Closing Date" has the meaning given to it in Subsection 2(e).

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            "Closing Division Net Tangible Asset Value" means the Division Net
Tangible Asset Value as of the Closing Date as specified in the Division Net Tangible Assets Certificate.

            "Closing Payment" has the meaning given to it in Subsection 2(d)(i).

            "Cobra" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Confidential Information" means any information concerning the Division Business and affairs of Seller and its Affiliates that is not already generally available to the public, including but not limited to the Seller's Confidential Information (as defined in Subsection 5(q)).

            "Confidentiality Agreement" means the confidentiality and non-disclosure agreement between Seller and Buyer dated 3 August 2006.

            "contract" means any written or oral legally binding contract (including active and inactive customers), agreement, instrument, obligation, commitment or undertaking of any nature (including leases, licenses, loans, mortgages, notes, guarantees, letters of credit, sublicenses, subcontracts, covenants not to compete, employment agreements, letters of intent and purchase orders) as of the Agreement Date or as may hereafter be in effect.

            "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as an officer, director, trustee or executor, by contract or otherwise.

            "Deferred Revenue" means the obligation to supply goods or provide maintenance after Closing in respect of which Seller invoiced income in advance of Closing in relation to the Division Business.

            "Disclosure Materials" means the written information provided by the Seller of any of its agents, advisers or representatives to Buyer or any of its agents, advisers or representatives in connection with the negotiations for the Asset Purchase which are referred to in the index of Disclosure Materials in the Agreed Form (as updated, if applicable, before Closing pursuant to Subsection 5(s)), and includes without limitation the Seller Disclosure Letter.

            "Division" has the meaning given to it in Recital A.

            "Division Business" means the business carried out by the Division of developing, selling, implementing and integrating retail technology solutions.

            "Division Domain Names" means the domain names used predominately in relation to the Division, including the domain name listed in Part 1 of EXHIBIT O.

            "Division Documentation" means, collectively, all programmers' notes or logs, source code annotations, user guides, manuals, instructions, software architecture designs, layouts, any know-how, and any other designs, plans, drawings, documentation or materials that relate to any Division Software or any Division Intellectual Property Rights, whether in tangible or intangible form.

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            "Division Employees and Division Contractors" means all employees and contractors who provide services to the Division Business including those employees and contractors listed in Parts A, B, C and D of Exhibit L.

            "Division Intellectual Property Rights" means, collectively, all worldwide Intellectual Property Rights related predominately to: (i) the Division Software or any aspect or part thereof; (ii) the Division Documentation or any aspect or part thereof; (iii) the Division Products (iv) the Division Trade Marks; (v) the Division Domain Names; (vi) the Acquired Assets; (vii) the Division Registered Intellectual Property; and/or (viii) the Division, including as set out in Part 1 of EXHIBIT O, but excluding Third Party Intellectual Property.

            "Division Net Tangible Asset Value" has the meaning given to it in Subsection 2(d)(v).

            "Division Net Tangible Assets Certificate" means a certificate executed by the Chief Executive Officer of Seller which sets out Seller's calculation of the Closing Division Net Tangible Asset Value.

            "Division IP and Technology" has the meaning given to it in Subsection 2(a)(i).

            "Division Plant and Equipment" means all assets (including without limitation workstations and personal computers and their associated third-party software programs and licenses thereto, logbooks, notebooks, furniture, file cabinets, white boards, personal office supplies and equipment and motor vehicles and including the spare parts and accessories relating to those items) used predominately in connection with the Division Business including those items listed in Part 2 of EXHIBIT C.

            "Division Products" has the meaning given to it in Subsection 3(k)(vii).

            "Division Software" means, collectively, all of the software and any other systems used predominately in connection with the Division Business (including all programs, objects, modules, routines, algorithm and code, in both source code and object code form), and includes, without limitation, (i) the components of such software and systems; (ii) the development or utilization of the software and systems described in this paragraph; and (iii) all derivative works of any of the software and systems described in this paragraph, including as set out in EXHIBIT O.

            "Division Inventory" means any Division Business inventory owned by Seller as of the close of business on the Closing Date described as inventory on the Division Net Tangible Assets Certificate, including all merchandise, raw materials work in progress and in respect of which Seller holds a matching purchase order and/or components, spare parts, equipment,, documentation, marketing materials, promotional literature, other sales or marketing-related materials and other consumables held by the Seller in connection with such purchase orders;

            "Division Technology Deliverables" means all copies in a tangible medium and other tangible embodiments of (i) the Division Software (in source code and object code form); (ii) the Division Documentation (iii) the Division Products, and (iv) any other Intellectual Property Rights related to the Division

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            "Division Trade Marks" means all logos, symbols, get up, trademarks, trade names, service marks, brand names and similar rights that are used predominately in the Division Business, whether registered or unregistered, and all associated goodwill, including the trade marks and registrations or applications of the trade marks listed in Part 1 of EXHIBIT O.

            "Division UK Employees" means those Division Employees and Contractors who are providing services to the U.K. operations of the Division Business including those listed in Part A of EXHIBIT L.

            "Division US Employees" means those Division Employees and Contractors who are providing services to the U.S. operations of the Division Business including those listed in Part B of EXHIBIT L.

            "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA Section 3(3)) and any other material employee benefit plan, program or arrangement.

            "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

            "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1). "Environmental, Health, and Safety Requirements" means all federal, state, local, and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

            "ERISA Affiliate" means any person or entity under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code.

            "Escrow Amount" means $1,000,000.

            "Exclusivity Deposit" has the meaning given to it in Subsection 2(d)(i).

            "GAAP" means United States generally accepted accounting principles applied on a consistent basis.

            "Goodwill" means the goodwill of the Division Business and includes the exclusive right for the Buyer to represent itself as carrying on the Division Business as the Seller's successor.

            "Governmental Permits" means all licenses, franchises, permits, agreements, waivers and authorizations issued by governmental authorities in connection with Seller's conduct of the Division Business (whether foreign, federal, state or local) held by Seller that are necessary for the past or present conduct of the Division.

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            "Governmental Entity" means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self regulatory organization or any quasi governmental or private body exercising any regulatory, Taxing or other governmental or quasi governmental authority and any political or other subdivision, department or branch of any of the foregoing.

            "Immediately Available Funds" means cash, bank check or telegraphic or other electronic means of transfer of immediately available and cleared funds into a bank account nominated in advance by the payee.

            "Intellectual Property Rights" means, collectively, all intellectual and industrial property rights throughout the world including the following intangible worldwide legal rights, whether or not filed, perfected, registered or recorded to the extent used by the Seller predominately (except for the name "Island Pacific" which is not subject to the predominant limitation) in connection with the Division Business: (i) patents, patent applications, and patent rights, including any and all continuations, continuations-in-part, divisions, reissues, reexaminations or extensions thereof, whether now existing or hereafter filed, issued or acquired; (ii) rights associated with works of authorship (including audiovisual works), including copyrights, copyright applications, and copyright registrations, moral rights, mask work rights, mask work applications, mask work registrations and circuit layouts; (iii) rights relating to trade secrets, know-how and confidential information, including the protection thereof; (iv) design rights and industrial property rights; (v) any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property including trademarks, service marks, trademark and service mark registrations and applications therefore, trade names, business names and business name registrations domain names and websites (including with respect to the Division, the domain www.islandpacific.com and the related website and including the "Island Pacific" name and related trademarks, service marks and trade names), rights in trade dress and packaging and all goodwill associated with the same; (vi) rights in customer and prospect lists, trade secrets, know-how, inventions, designs, plans and specifications and rights in the Seller's Confidential Information (as defined in Subsection 5(o)); and (vii) all rights to sue for any past, present or future infringement of any of the foregoing rights and the right to all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing rights, including without limitation damages for past, present or future infringement thereof.

            "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and the rulings and regulations promulgated thereunder.

            "Invention Assignment Agreements" has the meaning given to it in Subsection 3(K)(xvi).

            "Irvine Lease" means the lease between Seller and Brin-Mar, LLC dated 29 March 1995, as amended by Amendment No.1 dated 31 January 1998, Amendment No.2 dated 30 December 1999 and Amendment No.3 dated 10 February 2005 in respect of the property located at Newport Gateway Tower I, Suite 1200, 19800 MacArthur Boulevard, Irvine, California 92715.

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            "Key Employees" has the meaning given to it in Subsection 2(f)(vii).

            "Knowledge" of the Seller in relation to the warranties and representations given by the Seller under Section 3 of this Agreement and the Seller Disclosure Letter means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of the executive officers of the Seller who are involved with the conduct of the Division and Seller's directors on the date the warranty or representation is given, or the knowledge which such officers and directors of the Seller could be reasonably expected to have on the date in respect of which the warranty or representation is given as the result of their specific position and duties with the Seller.

            "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property that is exclusively used in the Division as listed on part 2 of EXHIBIT C.

            "Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property.

            "Leave Benefits" means annual leave and leave loading, sick leave and long service leave.

            "Legal Requirement" means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to Seller or to any of its assets, properties or the Division Business.

            "Liabilities" means with respect to any Person, any debts, liabilities or obligations of such Person, of any kind, character or description, whether accrued or fixed, absolute or contingent, matured or unmatured, executory, determined or determinable, known or unknown, asserted or unasserted, joint or several, vested or unvested, due or to become due, including those arising under any Legal Requirement, those arising under any contract or those arising in connection with any product delivered by such Person or any service performed by such Person.

            "Lien" means any mortgage, deed of trust, pledge, lien, encumbrance, charge, security interest, collateral assignment, claim, charge, adverse claim of title, restriction or encumbrance of any kind (including any restriction on (a) the voting of any security or the transfer of any security or other asset,
(b) the receipt of any income derived from any asset, (c) the use of any asset, or (d) the possession, exercise or transfer of any other attribute of ownership of any asset).

            "Material Adverse Effect" or "Material Adverse Change" means any effect or change that would be materially adverse to the business, assets, Liabilities, condition (financial or otherwise), operating results, operations, public image or business prospects of the Division, or to the ability of any party to consummate timely the transactions contemplated hereby or any event or condition which would, with the passage of time, constitute a "Material Adverse Effect" or "Material Adverse Change."

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            "ordinary course of business" means, with respect to the Division, the ordinary course of business consistent with Seller's past custom and practice (including with respect to quantity and frequency).

            "Pension Scheme" means the group personal pension scheme provided through Friends Provident which is registered in the United Kingdom under Chapter 2 Part 4 of the Finance Act 2004.

            "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

            "Prepaid Expenses" means amounts paid in advance for goods or services, to be supplied to the Division Business in the ordinary course of business after Closing, plus the amount of the UK Employee Advances.

            "Product Warranty" means a guarantee, warranty, undertaking, representation or promise made by a third party in connection with the quality , performance, promotion, supply or repair of goods included in the Acquired Assets or affixed to or attached to the Leased Real Property or the provision of services in respect of those goods.

            "Purchase Price" means $16,000,000 as adjusted in accordance with
Section 2.

            "Restricted Period" means the date from Closing up to the expiration of 3 years from the Closing Date.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Seller Disclosure Letter" means the letter prepared and delivered by Seller to Buyer as of the date hereof which sets forth the exceptions to the representations and warranties contained in Section 3 hereof and certain other information called for by this Agreement.

            "Seller Indebtedness" means all debts (i) owing by the Seller and its Affiliates on the one hand, to the Buyer and its Affiliates on the other hand, which are set out in Exhibit F and (ii) all amounts of any nature whatsoever owing by the Seller and its Affiliates on the one hand, to the Buyer and its Affiliates on the other hand, at Closing, but only to the extent (i) and
(ii) arise from subcontract services for implementation of the planning product commonly referred to as IP Planning.

            "Specified Current Assets" means Accounts Receivable, plus Prepaid Expenses plus Division Inventory.

            "Sub-Lease" means the sub-Lease between the Seller and UK Sub in respect of the UK Lease in the Agreed Form.

            "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

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            "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "Third Party Intellectual Property" means the Intellectual Property Rights listed in Part 2 of Exhibit O.

            "Threatened" means a claim, proceeding, dispute, action, or other matter will be deemed to have been "threatened" if any demand or statement has been made (in writing) or any notice has been given (in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, proceeding, dispute, legal action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

            "Transferring Employees" means the US Transferring Employees and the UK Transferring Employees.

            "Unaudited Financial Statements" means the balance sheets and statement of operations referred to in Subsection 3(n)(i) (Financial Statements of the Division; Accounts Receivable).

            "UK Assets" means those Acquired Assets which are owned, leased, or licensed by Seller and used predominantly in connection with the Division Business and which are located in the United Kingdom.

            "UK Employee Advances" means the amount of remuneration advanced by the Seller to the UK Transferring Employees as set forth on Exhibit Q.

            "UK Lease" means the lease between Seller and Mannix Properties Limited in respect of the property located at Old Building Mill House Mill Lane Wendens Ambo, Essex.

            "UK Transferring Employees" means the Division UK Employees who continue employment with the Division Business following Closing.

            "US Transferring Employees" means the Division US Employees who accept an offer of employment made by the Buyer under Subsection 5(n)(ii) of this Agreement.

            "Vendor Finance" means the finance which may be made available by Seller to Buyer as contemplated by the provisions of Section 2(d)(ii).

            Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1 shall have the meanings assigned to such terms in this Agreement.

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      2.    Transaction.

            (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement:

                        (i) Seller agrees to sell, transfer, convey, and deliver to 3Q and 3Q agrees to purchase all right, title and interest in and to the Division Software, the Division Documentation, the Division Intellectual Property Rights (including Seller's right and interest in all Third Party Intellectual Property) and the Division Technology Deliverables ("Division IP and Technology");

                        (ii) Seller agrees to sell, transfer, convey, and deliver to ARS, and ARS agrees to purchase the right, title and interest in and to the Acquired Assets (other than the Division IP and Technology and the UK Assets); and

                        (iii) Seller agrees to sell, transfer, convey, and
            deliver to UK Sub, and UK Sub agrees to purchase the right, title and interest in and to the UK Assets (other than the Division IP and Technology), in each case free and clear of all Liens on and as of the Closing for the assumption of the Assumed Liabilities and the payment of the consideration specified below in this Section 2.

            (b) Title and Risk. Title and risk in the Acquired Assets passes to Buyer on Closing.

            (c)   Assumption and Exclusion of Liabilities.

                        (i) Assumed Liabilities. Subject to the terms and conditions of this Agreement, Buyer, upon the successful consummation of the sale and purchase of the Acquired Assets pursuant hereto on the Closing Date, will assume and pay, perform and discharge when due those, and only those, obligations and liabilities of Seller under and with respect to (A) any Assigned Agreements, to the extent that such obligations and liabilities first accrued or arose after the Closing Date for reasons other than any breach, violation or default by Seller of the terms of the Assigned Agreements and (B) those liabilities and obligation of Seller specified on EXHIBIT D, attached hereto ((A) and (B) together, the "Assumed Liabilities").

                        (ii) No Other Liabilities Assumed. Notwithstanding anything else, as a material consideration and inducement to Buyer to enter into this Agreement, Seller will retain, and will be solely responsible for paying, performing and discharging when due, and Buyer will not assume or otherwise have any responsibility or liability for, any and all Liabilities of Seller (whether now existing or hereafter arising) other than the Assumed Liabilities (the "Excluded Liabilities").

            (d) Exclusivity Deposit; Purchase Price; Closing Division Net Tangible Asset Value.

                        (i) Exclusivity Deposit. Buyer has paid Seller the sum of $100,000 as a refundable deposit ("Exclusivity Deposit") in consideration for Seller's Exclusivity Covenant set forth in Section 7(b). On the date on which the parties execute this Agreement, the amount of the Exclusivity Deposit together with all interest accrued thereon shall be refunded to Buyer in Immediately Available Funds.

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                        (ii)  Purchase Price. Subject to Seller complying in
            full with its obligations under Subsection 2(f), Buyer agrees to pay to Seller at the Closing an amount (the "Closing Payment") equal to Sixteen Million dollars ($16,000,000) less (A) any Vendor Finance and (B) the Escrow Amount, by wire or such other means as the Buyer's financiers may require of Immediately Available Funds to an account designated by Seller. At Closing, Buyer agrees to deliver the Escrow Amount on account of Seller by wire or such other means the Buyer's financiers may require of Immediately Available Funds to an account designated by California Bank & Trust, as escrow agent ("Escrow Agent") to be held by Escrow Agent pursuant to an escrow agreement in substantially the form of EXHIBIT E attached hereto (the "Escrow Agreement"). Buyer acknowledges that the Escrow Amount is the property of Seller and will be held by Escrow Agent as a fund from which Buyer may be reimbursed for breach of Seller's indemnification obligations as set forth in Section 8 below and for any Downward Adjustment Amount as set forth in Subsection 2(d)(viii) below.

                        (iii) Vendor Finance. Seller agrees to grant Buyer
            Vendor Finance up to an amount equal to three million dollars ($3,000,000) should the Buyer require, on such arms length terms and conditions acceptable to Seller in Seller's sole and absolute discretion.

                        (iv) Preparation of the Division Net Tangible Assets Certificate. The Seller no later than 30 Business Days after the date of Closing will prepare and deliver the Division Net Tangible Assets Certificate to Buyer. Seller must provide to Buyer and Buyer's representatives access to all the information, books, records and working papers which Buyer may reasonably require and request from Seller in writing relating to the calculation of the Specified Current Assets and the preparation of the Division Net Tangible Assets Certificate.

                        (v) Closing Division Net Tangible Asset Value Agreement. The Buyer must complete its examination and review of the Division Net Tangible Assets Certificate within twenty (20) Business Days of receiving the Division Net Tangible Assets Certificate pursuant to Subsection 2(d)(iii), and notify Seller in writing during this twenty (20) Business Day period if it disagrees in good faith with the amount of the Closing Division Net Tangible Asset Value specified in the Division Net Tangible Assets Certificate. If Buyer does not notify Seller during this twenty (20) Business Day period that it disagrees with the amount of the Closing Division Net Tangible Asset Value specified in the Division Net Tangible Assets Certificate then the Division Net Tangible Asset Certificate will be deemed to be final and will be conclusive, final and binding on the parties. For purposes of this Agreement "Division Net Tangible Asset Value" shall mean the Specified Current Assets as of the Closing and in accordance with GAAP (excluding cash and cash equivalents) less the Leave Benefits in respect of the UK Transferring Employees.

                        (vi) Closing Division Net Tangible Asset Value Disputes. If Buyer disagrees with any item within the Division Net Tangible Assets Certificate, Buyer shall deliver a written notice to the Seller within twenty (20) Business Days following the Closing Date pursuant to Subsection 2(d)(iv) disagreeing with such item and setting forth Buyer's calculation of such item (a "Notice of Disagreement"). Any such Notice of Disagreement shall, to the extent reasonably practicable, specify in reasonable detail those items or amounts as to which Buyer disagrees, and, to the extent practicable, shall set forth in reasonable detail Buyer's calculation of those items or amounts, together with an explanation of the disagreement. If Buyer delivers a Notice of Disagreement pursuant to this Subsection 2(c)(vi), Buyer and Seller shall, during the 30 days following such delivery, use reasonable efforts to reach agreement on the disputed items or amounts (with such agreement, sometimes referred to herein as the "Closing Division Net Tangible Asset Value Resolution").

                        (vii) Independent Accounting. If Buyer and Seller are
            unable to reach a Closing Division Net Tangible Asset Value Resolution during the 30 day period following the delivery of a Notice of Disagreement pursuant to Subsection 2(d)(iv), Buyer and Seller shall promptly thereafter cause independent accountants reasonably satisfactory to Buyer and Seller (the "Independent Accountants") to review the disputed items or amounts for the sole purpose of calculating the Closing Division Net Tangible Asset Value and for the sole purpose of determining whether there should be an adjustment to the Purchase Price based on the Closing Division Net Tangible Asset Value (the "Independent Accountants' Closing Division Net Tangible Asset Value Analysis"). In calculating the Independent Accountants' Closing Division Net Tangible Asset Value Analysis, such Independent Accountants shall consider only those items or amounts in the calculation of Closing Division Net Tangible Asset Value as to which Buyer and Seller have disagreed. Such Independent Accountants shall deliver to Buyer and Seller, as promptly as practicable (and in any event within 30 days following the delivery of the Notice of Disagreement to Seller), a report that explains any discrepancies and sets forth the Independent Accountants' calculation of the Closing Division Net Tangible Asset Value. Such report and the calculations set forth therein shall be final and binding upon Buyer, Seller and their respective Affiliates and shall not be subject to challenge in a court of law or otherwise. The cost of such review and report shall be borne equally by the Buyer and the Seller.

                        (viii) Purchase Price Adjustments. If the Closing
            Division Net Tangible Asset Value is less than $800,000 then within ten (10) days of the date on which the Closing Division Tangible Asset Value is agreed or determined in accordance with Subsections 2(d)(iv), (v) or (vi) respectively, the Parties shall mutually instruct the Escrow Agent to distribute from the Escrow Fund to Buyer an amount equal to the shortfall, as a downwards adjustment to the Purchase Price ("Downward Adjustment Amount"). To the extent that the Downward Adjustment Amount exceeds the Escrow Amount, Seller shall immediately deliver to Buyer in cash the amount by which the Downward Adjustment Amount exceeds the Escrow Amount. Conversely, if the Closing Division Net Tangible Asset Value is greater than $800,000, then Buyer shall deliver in cash to Seller the amount of any such excess as an upwards adjustment to the Purchase Price ("Upwards Adjustment") on the later of the date which is ten (10) days from the date on which the Closing Division Net Tangible Asset Value is agreed or determined in accordance with Subsections 2(d)(iv), (v) or (vi) respectively and the date on which Accounts Receivable to the value of the Upwards Adjustment have been collected by the Buyer Group. Buyer will use its best efforts collect each of the Accounts Receivable immediately upon such Accounts Receivable becoming due, provided that nothing in this Subsection 2(d)(viii) will oblige the Buyer to institute legal proceedings.

            (e) The Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing", with the date upon which the Closing occurs, sometimes referred to herein as the "Closing Date") shall take place at the offices of Solomon Ward Seidenwurm & Smith LLP, 401 B Street, Suite 1200, San Diego, California, commencing at 10:00 a.m. local time on the third Business Day following the satisfaction or waiver of all conditions specified in Section 6 and when each of the events in Subsections 2(f) and 2(g) must take place or in such other manner, time and date as the parties may mutually agree in writing.

            (f) Certain Closing Deliveries of Seller. At the Closing, (in addition to Seller's delivery of the items, documents and certificates to be delivered by Seller at the Closing pursuant to Section 6(b), Seller will deliver or cause to be delivered to Buyer all of the following items:

                        (i) counterparts of one or more Bill of Sale in substantially the form of Exhibit G attached hereto (the "Bill of Sale") conveying in the aggregate all of Seller's ownership in personal property included in the Acquired Assets and executed on Seller's behalf by a duly authorized officer of Seller;

                        (ii) counterparts of the assignment and assumption agreement in substantially the form of Exhibit H attached hereto (the "Assumption Agreement") with respect to the Assigned Agreements and executed by a duly authorized officer of Seller;

                        (iii) a receipt for the Closing Payment, executed by a
            duly authorized officer of Seller;

                        (iv) counterparts of the Escrow Agreement executed by a duly authorized officer of Seller;

                        (v) assignments from Seller to Buyer of all registered and unregistered copyrights, trademarks and service marks included in the Acquired Assets, duly executed on behalf of Seller by a duly authorized officer of Seller and notarized, and in a form acceptable for recording with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, and in substantially the form of EXHIBIT J hereto (the "Mark Assignment");

                        (vi) assignment from Seller to Buyer of all Domain Names and other Intellectual Property Rights (other than those assigned above) included in the Acquired Assets, duly executed on behalf of Seller by a duly authorized officer of Seller;

                        (vii) written evidence that at least 80% of the Division
            Employees and Division Contractors, including all of the key Division Employees and Division Contractors listed in EXHIBIT N and any other Division Employees and Division Contractors that Buyer notifies to Seller as being, in its sole and absolute discretion, "key" employees or contractors ("Key Employees"), in the case of Division US Employees have accepted the Buyer's offer of employment made under Subsection 5(n)(ii) or, in the case of Division UK Employees who transfer pursuant to TUPE have agreed to transfer to Buyer;

                        (viii) written evidence in the form reasonably
            satisfactory to Buyer, of full discharge of all Liens over any of the Acquired Assets;

                        (ix)  duly executed counterparts of the Sub-Lease;

                        (x) duly executed counterparts of the Transitional Services Agreement in substantially the form of Exhibit M attached hereto; and

                        (xi) subject to Subsection 5(t), duly executed counterparts of, a deed of assignment in respect of the Irvine Lease or a written sublease for the Irvine Lease, in a form mutually agreeable to the Parties.

            (g) Certain Closing Deliveries of Buyer. Subject to Seller complying with its obligations under Subsection 2(f), in addition to Buyer's delivery of the items, documents and certificates to be delivered by Buyer pursuant to Section 6(c)), Buyer will deliver or cause to be delivered to Seller all of the following items:

                        (i)   the Closing Payment in Immediately Available
            Funds;

                        (ii) counterparts to the Assumption Agreement, executed on behalf of Buyer by a duly authorized officer of Buyer;

                        (iii) counterparts of the Sub-Lease and, subject to
            Subsection 5(t), duly executed counterparts of, a deed of assignment in respect of the Irvine Lease or a written sublease for the Irvine Lease, in a form mutually agreeable to the Parties;

                        (iv) counterparts of the Escrow Agreement, executed on Buyer's behalf by a duly authorized representative of Buyer.

            (h) Assignment of Division Intellectual Property Rights. With effect from Closing, the Seller assigns the Division Intellectual Property Rights to the Buyer.

            (i) Closing Simultaneous. Subject to the right of either party to waive any or all of the actions that the other party is required to perform under Subsections 2(f) or (g) above (as applicable), the actions to take place as contemplated by Subsections 2(f) and (g) above are interdependent and must take place, as nearly as possible, simultaneously. If one action does not take place, then without prejudice to any rights available to any party as a consequence: (A) there is no obligation on any party to undertake or perform any of the other actions; (B) to the extent that such actions have already been undertaken, the parties must do everything reasonably required to reverse those actions; and (C) Seller and Buyer must each return to the other all documents delivered to it under Subsections 2(f) and (g) and must each repay to the other all payments received by it under Subsections (2)(f) and (g), without prejudice to any other rights any party may have in respect of that failure.

            (j) Method of Delivery; Transfer Taxes. At the Closing, Seller shall deliver or cause to be delivered to Buyer or an Affiliate of Buyer, as applicable, all of the Acquired Assets, which shall be delivered to 3Q, UK Sub and ARS in the manner directed by Buyer consistent with Section 2(a)(i), (ii) and (iii) above in the form and to the location to be determined by Buyer in its reasonable discretion on or before the Closing Date at Buyer's cost and expense; provided, however, that to the extent practicable, Seller shall deliver all of the Acquired Assets through electronic delivery. Buyer will pay all sales, transfer, bulk sales, stamp, income, capital gains, use or other Taxes (excepting income taxes) associated with the transactions contemplated by this Agreement.

      3. Seller's Representations and Warranties. The Seller represents and warrants to Buyer as follows, in each case subject to such exceptions as are set forth in the Seller Disclosure Letter:

            (a) Incorporation and Authority. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own the Acquired Assets and carry on the Division Business as it is being carried on prior to Closing, to perform all of its obligations under the Assigned Agreements and to enter into this Agreement, the Bill of Sale, the Assumption Agreement, the Escrow Agreement, the Sub-Lease, the Invention Assignment Agreements the Transitional Services Agreement (the Bill of Sale, the Escrow Agreement, the Assumption Agreement, the Sub-Lease, the Invention Assignment Agreements, the Transitional Services Agreement, together with all other assignments and documents that Seller is to execute and deliver pursuant to this Agreement being hereinafter collectively referred to as the "Ancillary Agreements"), to carry out and perform its obligations hereunder and thereunder and to consummate all of the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, and the sale of the Acquired Assets to Buyer and consummation of all the transactions contemplated hereby and thereby on the terms and conditions set forth herein and therein, have been duly and validly authorized by Seller by all necessary corporate action of Seller's Board of Directors. No action on the part of Seller's stockholders is necessary to consummate the transactions contemplated hereby or pursuant to the Ancillary Agreements. This Agreement has been, and at the Closing the Ancillary Agreements will be, duly and validly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes and, upon the execution of each of the Ancillary Agreements by the parties thereto, the Ancillary Agreements will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, moratorium, and other laws affecting the enforcement of creditors' rights generally and by principles of equity. Notwithstanding the forgoing, Seller makes no representation nor warranty regarding Buyer's ability to require Seller to provide Vendor Finance as set forth in Section 2(d)(iii).

            (b) Non-contravention; Consents; and Approvals. Except as set forth on Schedule 3(b) of the Seller Disclosure Letter, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller, do not and will not: (i) conflict with or violate the Certificate of Incorporation or By-laws of Seller; (ii) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Acquired Assets or Assumed Liabilities; (iii) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, rescission, amendment, acceleration or cancellation of, any of the Assigned Agreements or any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to any of the Acquired Assets to which Seller is a party or is bound or by which any of the Acquired Assets are bound or affected; or (iv) result in the creation of any Lien on any of the Acquired Assets. Except as set forth on Schedule 3(b), the execution and delivery of this Agreement and the Ancillary Agreements by Seller do not, and the performance of this Agreement and the Ancillary Agreements by Seller (including Seller's assignment of any Assigned Agreements to Buyer) will not, require any consent, approval, authorization or other action by, or filing with or notification to, any third party, including but not limited to any governmental or regulatory authority.

            (c) Title to and Condition of Acquired Assets. Seller legally and beneficially owns all the Acquired Assets and Seller has good and marketable title in and to all the Acquired Assets, and will transfer the Acquired Assets to Buyer at the Closing free and clear of all Liens whatsoever. Except as set forth in Schedule 3(c) of the Sellers Disclosure Letter, none of the Acquired Assets is licensed from any third party and none of the Acquired Assets is licensed to any third party or the subject of any agreements or arrangements to dispose or not to dispose or which otherwise restrict their use or disposal. Except as set forth in Schedule 3(c), the Acquired Assets are sufficient for the continued conduct of the Division Business after the Closing in substantially the same manner as conducted prior to the Closing. Seller will not own or have the right to use any of the Acquired Assets after the Closing. No third party has claimed to be entitled to a Lien in relation to any of the Acquired Assets. All of the tangible personal property included in the tangible Acquired Assets is in good working condition and repair, ordinary wear and tear excepted.

            (d) Division Inventory. The Division Inventory was created in accordance with the Seller's past practices and consists of items of merchantable quality and quantity usable or saleable in the ordinary course of the Division Business, and is saleable in the usual course of business in accordance with Seller's current price list, and are not obsolete, damaged, slow-moving or defective and have been regularly and properly serviced and maintained in a manner that would not void, limit or otherwise adversely affect the coverage of any warranty thereon.

            (e) Plant and equipment. All plant, machinery, vehicles, furniture and equipment owned or used by Seller in the Division Business and included in the Acquired Assets: (i) are listed on part 1 of EXHIBIT C, (ii) to Seller's Knowledge are in good working order subject to ordinary wear and tear and have been regularly and properly maintained; (iii) are capable of performing the functions for which they are used; (iv) are properly recorded in the books of the Division Business in accordance with GAAP; (v) to the Seller's Knowledge comply and conform in all material respects with all applicable laws and all standards, and have not been repaired, altered, modified, operated or maintained in a way that would void, limit or otherwise adversely affect any warranty provided thereon; and (vi) are not dangerous, inefficient, out-of-date, unsuitable or in need of renewal or replacement.

            (f)   Legal Compliance.

                        (i) Seller has complied in all material respects with By-laws of Seller and has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any Legal Requirement, with respect to the Division Business. To Seller's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller or a failure on the part of Seller to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature relating to a Legal Requirement. Neither Seller nor, to the Knowledge of Seller, any director, officer, Affiliate or employee of Seller (in their capacities as such or relating to their employment, services or relationship with Seller), has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

                        (ii) Seller has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Seller currently operates or holds any interest in any of the Acquired Assets or (ii) that is required for the operation of the Division Business or the holding of any such interest in the Acquired Assets (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the "Seller Authorizations"), and all of the Seller Authorizations are in full force and effect (except where a failure would have no Material Adverse Effect). Seller has not received any written notice from any Governmental Entity regarding (i) any actual or possible violation of law or any Seller Authorization or any failure to comply with any term or requirement of any Seller Authorization, (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Seller Authorization. To Seller's Knowledge, Seller has materially complied with all of the terms of the Seller Authorizations. Seller has not undertaken any investigation of whether any thing would adversely and materially affect the continuance, renewal or extension of the Seller Authorizations in favor of Buyer, but has no Knowledge that any thing would adversely and materially affect the continuance, renewal or extension of the Seller Authorizations in favor of Buyer.

            (g) Full Force and Effect. Each permit, franchise or other instrument assigned to or assumed by Buyer pursuant to this Agreement or any of the Ancillary Agreements is in full force and to the Knowledge of Seller is not subject to any breach or default thereunder by any party thereto.

            (h) Litigation. Except as set forth on Schedule 3(h) of the Seller Disclosure Letter, there is no private or governmental action, suit, proceeding, claim, arbitration, mediation or investigation pending before any Governmental Entity, or, to Seller's Knowledge, Threatened against Seller with respect to the Division or any of the Acquired Assets or to Seller's Knowledge any of Seller's directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Division) nor has Seller been involved in any such action or been Threatened with such action in the preceding 3 years. There is no judgment, decree, injunction, rule or order against Seller, any of the Acquired Assets or, to Seller's Knowledge, any of Seller's directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Division). To Seller's Knowledge, there is no basis for any Person to assert a claim against Seller or any of the Acquired Assets based upon: (a) Seller entering into this Agreement or any of the other transactions or agreements contemplated hereby;
(b) any confidentiality or similar agreement entered into by Seller regarding the Acquired Assets; or (c) any claim that Seller has agreed to sell or dispose of the Acquired Assets to any party other than Buyer, whether by way of merger, consolidation, sale of assets or otherwise. Seller has no action, suit, proceeding, arbitration, mediation or claim pending or Threatened by it against any other Person relating to the Acquired Assets.

            (i) Brokers. Except as set forth on Schedule 3(i) of the Seller Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or its Affiliates.

            (j) Real Property. Seller does not own fee title to any real property used in the Division, nor has Seller ever owned fee title to any real property used in the Division. Part 2 of EXHIBIT C sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property. Seller has provided Buyer true, correct and complete copies of all Leases for each Leased Real Property. All such Leases are currently, and will at the Closing remain, valid and effective in accordance with their respective terms, and there is not now nor at the Closing will there be, under any of such Lease agreements, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default). Seller has not received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Leases, which has not been fully remedied and withdrawn. Except as explicitly set forth on Section 3(j)-1 of the Seller Disclosure Letter, (A) the contracts governing each Leased Real Property permit the Seller to freely enter into subleases and licenses (subject to any consents or approvals required by such Leases) with respect to the properties; and (B) the Closing will not affect the enforceability against any Person of any such Leases or the rights of Seller to the continued use and possession of any of the Leased Real Property for the conduct of business as presently conducted, and (C) there are no other Persons occupying, and Seller has not granted any other Persons a right to occupy any of the Leased Real Property.

                        (i) To Seller's Knowledge (A) the Leased Real Property is in good operating condition and repair and is reasonably sufficient and otherwise suitable for the conduct of the business as presently conducted therein, (B) there are no structural, electrical, mechanical, plumbing, roof, paving or other defects in any improvements located on the Leased Real Property that could, either individually or in the aggregate, have an adverse effect on the use, occupancy or operation thereof as presently contemplated,
            (C) there are no Laws, covenants or restrictions, or any change contemplated therein, or any judicial or administrative action, or action by adjacent landowners, or natural or artificial conditions upon any Leased Real Property or any other facts or conditions which could, in the aggregate, have an adverse effect on the licensing, subleasing, use, occupancy or operation of any such real property,
            (D) all utilities required for the conduct of the business as presently conducted are installed and legally available for use at Leased Real Property upon payment at market rate consumption charges, and (E) Seller has obtained all licenses, permits, variances, approvals, authorizations, easements and rights of way, required from all Governmental Entities having jurisdiction over any of the Leased Real Property, or from private parties, for the intended use, operation and occupancy of such Leased Real Property.

                        (ii) To Seller's Knowledge there are no circumstances which would entitle any landlord, licensor or other Person to currently terminate any such Lease of the Leased Real Property or would otherwise restrict or terminate the continued possession or occupation of the Leased Real Property.

                        (iii) To Seller's Knowledge there are no: (A)
            outstanding disputes with, or complaints by, third parties relating to the Leased Real Property or likely to affect the present or any other proposed use or enjoyment of the Leased Real Property; or (B) notices, orders or planning proposals which have been served on the Seller or otherwise notified by any local or territorial authority which affects adversely or is likely to affect adversely the Leased Real Property directly or indirectly; or (C) covenants, restrictions, stipulations or conditions affecting the Leased Real Property which are of an unusual or onerous nature or which adversely affect the value or the present or any other proposed use of the Leased Real Property; or (D) conditions affecting the Leased Real Property or the operation of the Seller which might give rise to any liability or obligation on the part of the Buyer under any Environmental and Safety Laws. Seller has valid leasehold and subleasehold estates and license agreements, as applicable, in all of the Leased Real Property, free and clear of any Liens on account of Seller, except (E) Liens on account of Seller that will be removed at or prior to Closing, (F) Liens on account of Seller for Taxes not yet due and payable, and (G) such imperfections of title and encumbrances on account of Seller, if any, which do not detract from the value or interfere with the present access to and use of the property subject thereto or affected thereby.

            (k)   Intellectual Property.

                        (i) Seller has fully disclosed in the Disclosure Materials all Division Intellectual Property Rights and all arrangements relating to any Third Party Intellectual Property owned, licensed or used by Seller in connection with the Division Business.

                        (ii) The Acquired Assets include all Intellectual Property Rights necessary to enable Buyer to conduct the Division Business in the manner in which such business has been and is currently conducted without the need for any license from any Person (other than for Third Party Intellectual Property or permits which Buyer may need to operate under applicable law).

                        (iii) Seller has an enforceable right to use all Third
            Party Intellectual Property and these rights are comprised in the Assigned Agreements. Upon consummation of the Asset Purchase, except as set forth in the Disclosure Letter, Buyer will be entitled to use all Third Party Intellectual Property on terms no less favorable than those which applied to Seller immediately prior to the Closing. The Acquired Assets and the conduct of the Division Business, as currently conducted, do not infringe upon any Intellectual Property Rights of any third party to Seller's Knowledge and no third party has asserted or Threatened to assert against Seller any claim of infringement of Intellectual Property Rights. Seller has not received any opinion of counsel that any Division Products (as defined below) or the operation of the Division Business infringes or misappropriates any Intellectual Property Rights of any third party.

                        (iv) To Seller's Knowledge, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Intellectual Property Rights included in the Acquired Assets, by any employee of Seller or to Seller's Knowledge by any former employee of Seller or by any other third party. Seller has not brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property Rights included in the Acquired Assets.

                        (v) Seller is sole legal and beneficial owner of, possesses, has the exclusive right to make, use, sell, license, has the right to bring actions for the infringement of, and where it has deemed necessary, has made timely and proper applications for, the Intellectual Property Rights that are included in the Acquired Assets, free and clear of all Liens and third party interests.

                        (vi) Except as set forth in Section 3(k)(vi) of the Seller Disclosure Letter, Seller has not granted any third party any licenses or other rights to any of the Acquired Assets.

                        (vii) EXHIBIT P lists all products and services
            produced, marketed, licensed, sold, distributed or performed by or on behalf of the Division and all products and services currently under development by the Division by name, and if applicable, by version number (collectively, the "Division Products") and each Division Product performs its intended functions (as set out in Exhibit P), and is designed and manufactured in accordance with the Seller's standard procedure.

                        (viii) Part 1(C) of EXHIBIT O lists all Division
            Registered Intellectual Property (as defined below) including the jurisdictions in which each such item of Division Registered Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. For purposes hereof "Division Registered Intellectual Property" means all United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (C) registered Internet domain names including www.islandpacific.com and any other domain names used by the Division; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity owned by, registered or filed in the name of, Seller (or any Affiliate of Seller) and that is part of the Acquired Assets.

                        (ix) Each item of Division Registered Intellectual Property is valid (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Division Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Division Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Division Registered Intellectual Property and recording Sellers's ownership interests therein, except where a failure to do so would not have a Material Adverse Effect.

                        (x) Seller has not transferred ownership of any Intellectual Property Right that is included in the Acquired Assets to any third party, or permitted Seller's rights in any such Intellectual Property Right that is included in the Acquired Assets to enter the public domain.

                        (xi) Seller has held the source code for the Division Software and Division Products as confidential and except as disclosed in Section 3(k)(xi) of the Seller's Disclosure Letter, has not given any third party access to or a copy of any source code for any part of the Division Products or Division Software.

                        (xii) The source code and documentation for the Division
            Software and Division Products is: (A) in the possession of Seller and all versions thereof (including the latest version) will be delivered to Buyer pursuant to this Agreement; and (B) will be sufficient to enable Buyer to use, modify and develop the Division Software and Division Products in a manner consistent with the Seller's past use, modification, and development.

                        (xiii) None of the Acquired Assets is held or used
            pursuant to a license or similar grant of rights from any third party other than "off-the-shelf" software.

                        (xiv) No agreement or contract with respect to any of
            the Acquired Assets grants any third party rights to or under any Intellectual Property Right included in the Acquired Assets (other than the sale or nonexclusive license of products to Division customers in the ordinary course of business) or grants any third party the right to sublicense any Intellectual Property Right included in the Acquired Assets.

                        (xv) Neither Seller nor any of its Affiliates is liable for, nor has made any contract or arrangement whereby it may become liable to, any Person for any royalty, fee or other compensation for the ownership, use, license, lease, sale, distribution, manufacture, reproduction or disposition of any Acquired Asset.

                        (xvi) All employees and consultants of Seller, and any
            other third parties who have been involved in the product development of the Division or Division Software or who were otherwise involved in the creation and/or development of any Division Software, the Division Documentation, the Division Intellectual Property Rights and/or the Division Technology Deliverables, have executed (or will execute prior to the Closing) Seller's standard form invention assignment agreements (the "Invention Assignment Agreements") or other agreement addressing such matter, all of which have been delivered to Buyer's counsel prior to Closing and all employees and consultants of Seller who have access to confidential information or trade secrets of the Division and/or which relate to Acquired Assets or the Seller's Confidential Information have executed appropriate nondisclosure agreements which have been delivered to Buyer's counsel prior to Closing.

                        (xvii) Part 2(A) of Exhibit O lists all software or
            other material that is distributed as "free software", "open source software" or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License
            (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) ("Open Source Materials") used by Seller in the Division in any way, and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by Seller). Seller is in compliance with the terms and conditions of all licenses for the Open Source Materials.

                        (xviii) Seller has not (i) incorporated Open Source
            Materials into, or combined Open Source Materials with, the Division Intellectual Property Rights or any of the Division Products; (ii) distributed Open Source Materials in conjunction with any Division Intellectual Property Rights or any of the Division Products; or
            (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for Seller with respect to any Division Intellectual Property Rights or grant, or purport to grant, to any third party, any rights or immunities under any Division Intellectual Property Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

                        (xix) Seller has not entered into any settlement,
            release, co-existence or other agreement, and to Seller's Knowledge there are no other circumstances that would adversely affect the Seller's right to use, enforce or assign any of the Division IP and Technology or Third Party Intellectual Property.

                        (xx) To Seller's Knowledge no trade secret or other confidential information included in the Division IP and Technology has been disclosed or made available to any third party or Seller's Affiliate except in the ordinary course of business and subject to a binding obligation of confidentiality on the part of the recipient.

                        (xxi) Seller does not carry on the Division Business
            under any name other than its corporate name or the business names listed in Part 1 of Exhibit O. Seller is validly licensed to use each of the domain names which are the subject of the Division Domain Names. The Division Domain Names are freely transferable to Buyer and are in good standing. All domain names used in the Business are listed in Part 1 of Exhibit O.

            (l)   Information Technology.

                        (i) Seller owns or is licensed to use all the information technology and telecommunications systems, hardware and Division Software used in or reasonably necessary for the conduct of the Division Business as conducted prior to and at Closing.

                        (ii) All Division Software used by Seller is not wholly or partly dependent on any facilities that are not under the ownership, operation and control of Seller.

                        (iii) Seller creates and maintains accurate back-ups of
            all data stored on or processed by the Division Software used by Seller at least as frequently as every 24 hours.

                        (iv) Seller has up to date disaster recovery plans for the Division Software which are designed to minimise the impact of any loss of, damage to or material interruption in use of any Division Software on the conduct of the Division Business and which comply with best information technology industry practice.

            (m) Product Warranties; Defects. Each Division Product has been in substantial conformity with all applicable contractual commitments and all express warranties made by the Seller and there is, to Seller's Knowledge, no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any such contractual commitments or express warranties for replacement or repair thereof or other damages in connection therewith. No Division Product is subject to any guaranty, warranty, or other indemnity beyond the Seller's applicable standard terms and conditions of sale, lease or licensing (as set forth in written agreements that Seller has delivered to Buyer) or beyond that imposed by applicable law.

            (n)   Financial Statements of the Division; Accounts Receivable.

                        (i) Seller has delivered to Buyer unaudited balance sheets of the Division as of March 31, 2007 and as of August 31, 2007 (the "Unaudited Balance Sheet") and an unaudited statement of operations of the Division for the fiscal years ended March 31, 2005, March 31, 2006, March 31, 2007 and in respect of the period from March 31, 2007 to the last day of August, 2007 (collectively, the "Unaudited Financial Statements"), a copy of each of which is included in Section 3(n)(i)-1 of the Seller Disclosure Letter.

                        (ii) The Financial Statements: The Unaudited Financial Statements (A) are derived from and in accordance with the books and records of the Division, (B) comply in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (C) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other, and (D) give a true and fair view of the financial condition of the Division at the dates therein indicated and the results of operations of the Division for the periods therein specified, including and as adjusted for all costs that would be incurred as if the Division would have operated independent of the Seller and all appropriate adjusted allocations for all costs and obligations shared or conducted jointly with the Seller and its other businesses and the Division. Seller does not have any obligations or Liabilities with respect to the Division of any nature other than (i) those set forth or adequately provided for in the Unaudited Financial Statements, and (ii) those incurred in the conduct of Seller's operation of the Division since the Balance Sheet Date in the ordinary course of business, which are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount. Seller has delivered to Buyer and has included as Schedule 3(n) of the Seller Disclosure Letter a detailed list (the "Liabilities List") of (i) Seller's outstanding Liabilities with respect to the Division as of the Agreement Date and (ii) Seller's best good faith estimate of its Liabilities with respect to the Division as of, and giving effect to, the Closing. Seller has no Liabilities that are, individually or in the aggregate, material to the Division, the Acquired Assets, or the results of operations of Seller or the financial condition of Seller, except for Liabilities set forth on the Liabilities List.

                        (1) The earnings of the Division as shown in the Unaudited Financial Statements: (A) were generated in the ordinary course of carrying on the Division Business; and (B) do not contain any exceptional or extraordinary items or items of which the Seller is aware is of a one-off nature.

                        (2) In the Unaudited Financial Statements, Division Inventory was valued on a consistent basis with the two (2) preceding financial years and on the basis of the lower of cost and net realizable value and all redundant and obsolete stock was written off or written down as appropriate and full provision was made for all slow-moving and damaged stock.

                        (3) The rate of depreciation applied in the Unaudited Financial Statements for each fixed asset has been consistently applied over the preceding 5 financial years of the Division Business and is adequate to write down the value of each fixed asset to its net realizable value at the end of its useful working life.

                        (4) All of the fixed assets of the Seller as shown in the Unaudited Financial Statements are valued at cost less depreciation deducted from time to time in a consistent manner and there has been no revaluation of those fixed assets since their acquisition. The Accounts Receivable shown on the Division Net Tangible Assets Certificate arose in the ordinary course of business, consistent with past practice, and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for on the Division Net Tangible Assets Certificate. Allowances for doubtful accounts and warranty returns are adequate and have been prepared in accordance with GAAP consistently applied and in accordance with Seller's past practices. The Accounts Receivable of the Division arising after the Balance Sheet Date and before the Closing Date arose or will arise in the ordinary course of business, consistent with past practice, and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts and warranty returns determined in accordance with GAAP consistently applied and in accordance with Seller's past practices. None of the accounts receivable of the Division is subject to any material claim of offset, recoupment, setoff or counterclaim, and Seller has no Knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. The Accounts Receivable of the Division are not contingent upon the performance by Seller or Buyer of any obligation or contract other than normal warranty repair and replacement. Except as set forth on
Schedule 3(n)(iii) of the Seller Disclosure Letter, no Person has any Lien on any of such Accounts Receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable. Schedule 3(n) of the Seller Disclosure Letter sets forth the amounts of Accounts Receivable of the Division which are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made during the twelve (12) months preceding the Agreement Date, including the type and amounts of such claims. No Accounts Receivable has been factored, sold or agreed to be sold by Seller to anyone other than Buyer.

            (o) No Undisclosed Liabilities. Except as set forth in the Unaudited Financial Statements or on Schedule 3(o) of the Seller Disclosure Letter, the Company (with respect to the Division) has no liabilities or obligations (i) of any nature which are required to be disclosed on the Unaudited Financial Statements prepared in accordance with GAAP, and (ii) except for liabilities or obligations reflected or reserved against in the Unaudited Balance Sheet and current liabilities incurred in the ordinary course of business since the date thereof. (p) Employees and Contractors.

                        (i) Part C of EXHIBIT L contains a complete and accurate list of the current employees and contractors of Seller who are providing services exclusively to the Division and Part D of EXHIBIT L contains a complete and accurate list of the current employees and contractors of Seller who are providing services non-exclusively to the Division as of Agreement Date, along with their status as either an employee or contractor and no other individual is providing services to the Division as of the Agreement Date. As to all such Division Employees, Seller has provided Buyer with a written list contained in the Disclosure Materials setting forth the locations at which such employees are working as of the Agreement Date, their date of hire, location where employed, years of employment, and in the case of the Division US Employees status as exempt or non-exempt, and remuneration package (including base salary, bonuses, profit share and employee share plan entitlements) current base salary together with a complete and accurate list of all written employment contracts (if any) related to any of such employees. As to all such Division Contractors, Seller has provided Buyer with a writing setting forth the locations at which such contractors are working as of the Agreement Date, their date of engagement, location from where services are provided, years of providing services to the Seller and current fees together with a complete and accurate list of all written contracts (if any) related to any of such contractors.

                        (ii) Seller has not made any offer of work or any appointment of an individual (or any company controlled by an individual as a senior executive, or as an independent contractor) that remains capable of acceptance or that cannot be terminated without penalty on less than three (3) months' notice.

                        (iii) Each Transferring Employee is employed in the
            Division Business and on a full time basis.

                        (iv) No Key Employee has ceased employment with the Division Business or given written notice of his or her intention to cease employment with the Division Business.

                        (v)   Seller has paid all amounts due to the
            Transferring Employees and all amounts due and payable by the Sellers to any third party for or in respect of the Transferring Employees.

                        (vi) Seller has not given any commitment (whether legally binding or not) to increase or supplement the wages, salaries, vacation accrual, paid time off accrual, annual leave and leave loading, long service leave, sick leave or any other remuneration, compensation or benefits of any Transferring Employee beyond the amounts and entitlements listed in the Seller Disclosure Letter.

                        (vii) The employment of each Transferring Employee who
            is a Division US Employee can be lawfully terminated at-will, with or without cause or advance notice without payment of any damages or compensation, including any severance or redundancy payments.

                        (viii) Except as set forth in the Seller Disclosure
            Letter, Seller has not agreed to any stock incentive scheme, stock option scheme, bonus scheme, profit-sharing scheme or other employee incentive scheme in respect of the Division Business or with any Transferring Employee.

                        (ix) Seller is not a party to any written employment or service agreement with any Transferring Employee other than those agreements identified in the Disclosure Letter.

                        (x) Except as set forth in the Seller Disclosure Letter, Seller does not have any agreement, arrangement or understanding with any person for the provision of consulting or management services in respect of the Division Business.

                        (xi) Seller has disclosed in writing to the Buyer before the Agreement Date in the Disclosure Materials all the terms of employment, codes of conduct, human resources policies and practices, handbooks and job descriptions that apply to the Transferring Employees.

                        (xii) To the extent permitted by applicable law, full
            details of all health and safety policies and procedures, health and safety committees, health and safety representatives, workers' compensation claims, and any complaints, recommendations, investigations or claims relating to health and safety or workers' compensation claims issues made or carried out in the last three (3) years and affecting the Transferring Employees have been disclosed in the Disclosure Materials.

                        (xiii) Full details of all employment-related claims,
            including but not limited to discrimination claims, retaliation claims, wage claims, contract claims, and tort claims and any litigation, potential litigation, administrative proceedings, investigations or recommendations relating to such claims made or carried out in the last 5 years and affecting the Transferring Employees have been disclosed in the Disclosure Materials.

                        (xiv) Seller is in compliance with all legally required
            employment-related employee trainings regarding the Transferring Employees.

                        (xv) Seller is not involved in any dispute, claim, enquiry or investigation with any of the UK Transferring Employees and there are no present circumstances (including Closing) which are likely to give rise to such dispute.

                        (xvi) There is no existing, pending or threatened
            dispute between the Seller and any material number of the UK Transferring Employees or any trade union or other employee representative body or organization formed for a similar purpose and there are no circumstances (including Closing) which are likely to give rise to any such dispute and nor has there been any such dispute in the last three (3) years.

            (q)   Employee Benefits.

                        (i) Part E of EXHIBIT L lists each (A) Employee Benefit Plan that Seller maintains or to which Seller contributes for the benefit of Division Employees, (B) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements for the benefit of Division Employees, (C) all other fringe or employee benefit plans, programs or arrangements that apply to any of the Division Employees and that do not generally apply to all Division Employees and (D) all employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Seller remain for the benefit of, or relating to, any Division Employee.

                        (ii) With respect to the Division Employees: (A) Seller is in compliance in all respects with all currently applicable Legal Requirements respecting employment, terms and conditions of employment, employment standards (including wages, hours, vacation and overtime), labor relations and worker classification (including the proper classification of workers as independent contractors and consultants, and as employees and managers); (B) Seller is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing Legal Requirements; (C) Seller is not liable for any material payment to any trust or other fund or to any Governmental Entity with respect to employment insurance, workplace safety and insurance, employment standards or other benefits or obligations for any of its employees (other than routine payments to be made in the ordinary course of business and consistent with its past practice); and (D) no labor organization or group of employees of Seller has made a demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of Seller, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or material grievances, or other labor disputes pending or threatened against or involving Seller involving or affecting any of the Division Employees.

                        (iii) The Acquired Assets are not now nor will they
            after the passage of time be subject to any Lien imposed under Code
            Section 412(n) by reason of the failure of Seller or any ERISA Affiliates of Seller to make timely installments or other payments required by Code Section 412.

                        (iv) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each such Employee Benefit Plan that is an Employee Pension Benefit Plan. All premiums or other payments that are due have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

                        (v) With respect to the Division US Employees, each such Employee Benefit Plan that is intended to meet the requirements of a "qualified plan" under Code Section 401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section 401(a) and no event has occurred that would affect such qualified status.

                        (vi) With respect to the Division US Employees, each Benefit Plan under which any Division Employees participate is now and always has been operated in all material respects in accordance with its terms and is current with the requirements of all applicable Legal Requirements, including ERISA and the Code.

                        (vii) With respect to the Division US Employees, there
            are no pending or threatened claims (other than normal benefit claims) against Seller or any of the ERISA Plans.

                        (viii) With respect to the Division US Employees, Seller
            does not maintain, sponsor or contribute to any Employee Pension Benefit Plan that is a "defined benefit plan" (as defined in ERISA Section (35).

                        (ix) With respect to the Division US Employees, Seller does not provide postretirement medical or other benefits to any Division Employees or former Division Employees, or to their survivors, dependents, or beneficiaries.

                        (x) With respect to the Division US Employees, none of Seller, any ERISA Affiliate, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with the ERISA Plans that could be subject to any material liability for either a civil penalty imposed pursuant to Section 409, 502(i) or 502(l) of ERISA, or a tax imposed pursuant to Section 4975 (A) or (b), 4976 or 4980B of the Code.

                        (xi) With respect to the Division US Employees, Seller= shall provide healthcare continuation coverage under COBRA, or similar state statute, to all current and former employees who are or become qualified beneficiaries (as defined in Section 4980B(g)(1) of the Code) with respect to Seller Plans. Seller shall be responsible for providing such continuation coverage as required under COBRA with respect to any employee employed by Buyer who incurs a qualifying event after the Closing.

                        (xii) Following the Closing, Seller will have no
            Liability to any of the Division Employees who become employees of Buyer or its Affiliates for any accrued and unpaid wages, salaries, paid time off or severance payments relating to such employee's employment with Seller prior to Closing.

                        (xiii) The Pension Scheme is the only arrangements under
            which the Seller or any of its Affiliates has or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump sum, death, ill-health, disability or accident benefits in respect of its past or present officers and employees and no proposal or announcement has been made to any UK Transferring Employee or officer of the Seller or any of its Affiliates about the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump sum, death, ill-health, disability or accident benefit.

            (r)   Environmental, Health, and Safety Matters.

                        (i) As used in this Agreement, the following terms shall have the meanings indicated below:

                  (A) "Environmental and Safety Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other Persons, including the public.

                  (B) "Hazardous Materials" shall mean (1) any material or substance that at the time of Closing is prohibited or regulated by any Law or that is now designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, (2) any substance or material that is included within the definitions of "hazardous substances," "hazardous materials," "toxic substances," "pollutant," "contaminant," "hazardous waste," or "solid waste" in any Environmental and Safety Laws; (3) petroleum or petroleum derivatives, including crude oil or any fraction thereof, all forms of natural gas, and petroleum products or by-products or waste; (4) polychlorinated biphenyls (PCB's); (5) asbestos and asbestos containing materials (whether friable or non-friable); (6) lead and lead based paint or other lead containing materials (whether friable or non-friable); (7) urea formaldehyde; (8) batteries or liquid solvents or similar chemicals; (9) radon gas; and (10) mildew, fungus, mold, bacteria and/or other organic spore material..

                  (C) "Facilities" shall mean all buildings and improvements on the Property.

                  (D) "Property" shall mean all real property leased, licensed or owned by the Seller (including, without limitation, the Leased Real Property) either currently or in the past that is or was used in the Division Business.

                        (ii) (A) Hazardous Materials and wastes of the Seller have been disposed of in accordance with all Environmental and Safety Laws; (B) the Seller has not received any written notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (C) to the Knowledge of Seller, no notices, administrative actions or suits are pending or threatened relating to an actual or alleged violation of any applicable Environmental and Safety Laws by the Seller; or otherwise with respect to any Property (D) to Seller's Knowledge, the Seller is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date; (E) to the Seller's Knowledge, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any of the Facilities or any Property; (F) to the Seller's Knowledge, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any Property, including treatment or storage tanks, sumps, or water, gas or oil wells; (G) Seller has at all times complied with all Environmental and Safety Laws; (H) Seller has obtained all environmental, health and safety Governmental Permits necessary for its operations or required by any Environmental Safety Laws, all such Governmental Permits are in good standing, and Seller is in substantial compliance with all terms and conditions of such Governmental Permits; (I) Seller has not filed in the past, is not in the process of filing, has no filing pending, and does not intend to file, any notice or report under any Environmental and Safety Law reporting a violation of any Environmental and Safety Law; (J) Seller has not received any notice of claim to the effect that it is or may be liable to any person as a result of the release, emission, or threatened release or emission of a Hazardous Material into the environment from or on any Real Property; (K) any asbestos containing material which is on or part of any Leased Real Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental and Safety Law; and
            (L) Seller has complied with any and all environmental disclosure obligations imposed upon Seller with respect to the transactions contemplated by this Agreement..

            (s) Export Control Laws. Seller has conducted its export transactions with respect to the Division in accordance in all material respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations, except where a failure to do so would not have a Material Adverse Effect. Without limiting the foregoing, with respect to the Division:

                        (i) Seller has obtained all export licenses, approvals and agreements required including assurances from customers regarding further export) for its exports of products, software and technologies (including the Division Products and Division Intellectual Property Rights) outside the United States and importing its products, software and technologies (including Division Products and Division Intellectual Property Rights) into any country in which they are or have been disclosed, sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect;

                        (ii) Seller is in substantial compliance with the terms of all applicable export licenses or other approvals;

                        (iii) there are no pending or Threatened claims against
            Seller with respect to such export licenses or other approvals;

                        (iv) to Seller's Knowledge, there are no actions, conditions or circumstances pertaining to the Seller's export transactions that would reasonably be expected to give rise to any future claims; and

                        (v) no consents or approvals for the transfer of export licenses to Buyer are required, except for such consents and approvals that can be obtained expeditiously without material cost and are listed on Section 3(s)(v) of the Seller Disclosure Letter.

            (t) Books and Records. Seller has provided, or will promptly provide Buyer or its counsel true, correct and complete copies of each document that has been requested by Buyer or its counsel (unless such request has been waived by Buyer) in connection with Buyer's legal, financial and technical review of Seller, the Acquired Assets and the Division. Without limiting the foregoing, Seller has provided to Buyer or its counsel complete and correct copies of all documents identified on the Seller Disclosure Letter. The books, records and accounts of the Division (i) are true, correct and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of Seller with respect to the Division, and (iv) in respect of the Division Employees, contain adequate and suitable records regarding the service of each Division Employee.

            (u) Contracts. Schedules 3(u)(i) through 3(u)(xx) of the Seller Disclosure Letter set forth a list of each of the following contracts, assignments, obligations or other instruments to which Seller is a party and which relate predominately to the Division or any of the Acquired Assets:

                        (i) any contract for the licensing, marketing, distribution or provision of any of the Acquired Assets or Division Products, including any license, sublicense or other contract to which Seller is a party and pursuant to which any Person is authorized to use any Acquired Assets or Division Product;

                        (ii) any contract providing for payments (whether fixed, contingent or otherwise) by or to Seller in an aggregate amount of $50,000 or more;

                        (iii) any contract providing for the development of any
            software, content (including textual content and visual, photographic or graphics content), technology or intellectual property, independently or jointly by or for (or for the benefit or use of) Seller;

                        (iv) any joint venture contract, any contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or any contract that involves the payment of royalties to any other Person;

                        (v) any contract for the employment of any director, officer, employee or consultant of Seller or any other type of contract with any director, officer, employee or consultant of Seller, including any contract requiring it to make a payment to any director, officer, employee or consultant on account of the Asset Purchase, any transaction contemplated by this Agreement or any contract that is entered into in connection with this Agreement;

                        (vi) with respect to the Division Business, any contract limiting the freedom of Seller to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property Rights, or any contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any contract otherwise limiting the right of Seller to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;

                        (vii) other than "shrink wrap" and similar generally
            available commercial end-user licenses that have an individual license cost of $5,000 or less, all licenses, sublicenses and other contracts to which Seller is a party and pursuant to which Seller acquired or is authorized to use any third party Intellectual Property Rights in the conduct of the Division Business;

                        (viii) any license, sublicense or other contract to
            which Seller is a party and pursuant to which any Person is authorized to use any Division Intellectual Property Rights;

                        (ix) any license, sublicense or other contract pursuant to which Seller has agreed to any restriction on the right of Seller to use or enforce any Division Intellectual Property Rights or pursuant to which Seller agrees to encumber, transfer or sell rights in or with respect to any Division Intellectual Property Rights with respect to the Division Business;

                        (x) any contract to license or authorize any third party to manufacture or reproduce any of the Division Products;

                        (xi) any agreement of indemnification or warranty or any contract containing any support, maintenance or service obligation or cost on the part of Seller, with respect to the Division Business;

                        (xii) any contract with any labor union or any
            collective bargaining agreement or similar contract with Division Employees;

                        (xiii) any contract with respect to the Division
            pursuant to which Seller has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any contract pursuant to which it has any material ownership interest in any other Person;

                        (xiv) any settlement agreement;

                        (xv) any contract with respect to the Division pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Asset Purchase or other transactions contemplated hereunder, either alone or in combination with any other event;

                        (xvi) any contract with any Governmental Entity with
            respect to the Division Business;

                        (xvii) any confidentiality, secrecy or non-disclosure
            contract other than any such contract entered into with customers and distributors of the Division Business in the ordinary course of business;

                        (xviii) any contract that was not entered into in the
            ordinary course of business of the Division Business;

                        (xix) any bill or sale or any hiring or leasing
            agreement, hire purchase agreement, credit or conditional sale agreement, agreement for payment on deferred terms or any other similar agreement used in or relating to the Division Business;

                        (xx) any other oral or written contract or obligation not listed in clauses (i) through (xix) that is material to the Division or Acquired Assets; and

                        (xxi) a true and complete copy of each agreement or=
            document required by these subsections (i) through (xx) of this
            Section 3(u) (the "Material Contracts") has been delivered to Buyer or Buyer's counsel.

                        (xxii) Except as set forth on Schedule 3(u)(xxii),
            Seller has no oral contracts or agreements nor any oral or written side letters, to which Seller is a party or by which Seller is bound and which relate to the Division or any of the Acquired Assets.

                        (xxiii) Seller is a party to all of the Assigned
            Agreements.

            (v) No Default. All Material Contracts are in written form. Seller has performed in all material respects all of the obligations required to be performed by it in accordance with the terms thereof and is entitled to all benefits under, is not alleged to be in default in respect of, any Material Contract or any Assigned Agreement. To Seller's Knowledge, each of the Material Contracts and the Assigned Agreements is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to Seller or to Seller's Knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or any Assigned Agreement or
(ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract or any Assigned Agreement, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract or any Assigned Agreement, (C) the right to accelerate the maturity or performance of any obligation of Seller under any Material Contract or any Assigned Agreement, or (D) the right to cancel, terminate or modify any Material Contract or any Assigned Agreement. Seller has not received any written notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract or any Assigned Agreement. True, correct and complete copies of all Material Contracts and all Assigned Agreements entered into prior to the Agreement Date have been provided to Buyer prior to the Agreement Date. True, correct and complete copies of all Material Contracts and all Assigned Agreements entered into on or after the Agreement Date shall have been provided to Buyer prior to the Closing Date. All licenses, sublicenses and other contracts to which Seller is a party and pursuant to which Seller acquired or is authorized to use any third party Intellectual Property Rights are fully paid and there are no amounts outstanding in respect of such licenses, sublicenses or contracts.

            (w) No Offers. No outstanding offer, tender or quotation has been given or made by Seller in relation to the Division Business that is capable of giving rise to a contract merely by any unilateral act of a third party other than in the ordinary course of the Division Business.

            (x) Standard terms and conditions. A copy of the standard terms and conditions of the Division Business are contained in the Disclosure Materials and the Seller has not entered into an agreement or arrangement with a customer or supplier different from these.

            (y) Liabilities; Solvency. Seller is not now insolvent nor will it be rendered insolvent by the transactions contemplated hereby. As used in this
Section 3(y), "insolvent" means that the sum of the present fair saleable value of the assets of an entity do and will exceed its debts and Liabilities. The Purchase Price constitutes reasonably equivalent value for the Acquired Assets, and the consummation of the transactions contemplated hereby shall not constitute a fraudulent transfer under applicable laws relating to bankruptcy and insolvency. Seller has not, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) admitted in writing its inability to pay its debts as they become due, (iv) been convicted of, or pleaded guilty or no contest to, any felony, or (v) taken or been the subject of any action that could reasonably be expected to have an adverse effect on its ability to comply with or perform any of its covenants or obligations under this Agreement or any of the Ancillary Agreements.

            (z) Insurance. Each policy of insurance and bonds with respect to the Acquired Assets (each, an "Insurance Policy") now held by Seller is set forth in Schedule 3(z) of the Seller Disclosure Letter, together with the name of the insurer, the type of policy or bond, the coverage amount and any applicable deductible, and other applicable provisions of such Insurance Policy. To the Knowledge of Seller, there is no claim pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies, and to Seller's Knowledge, all such Insurance Policies are in full force and effect. All premiums due and payable under all such Insurance Policies have been timely paid, and Seller is otherwise in material compliance with the terms of such Insurance Policies. To Seller's Knowledge, Seller has effected all insurances required by law to be effected by it in respect of the Division Business, subject to deductibles. Seller has not been notified by any insurer in writing that it is required or it is advisable for it to carry out any maintenance, repairs or other works in relation to any of the Acquired Assets. Each insurable Acquired Asset has at all material times been and is at the Agreement Date and will be at Closing insured to its full replacement value (with no provision for deduction or excess) against each risk normally insured against by a prudent person operating the types of business similar to the Division Business. To the Knowledge of the Seller the professional indemnity and product liability Insurance effected by the Seller in respect of the Division Business is sufficient to cover all such risks or liabilities in respect of the Division Business prior to Closing, except where a failure to do so will not have a Material Adverse Effect.

            (aa) Absence of Certain Changes. Since the Balance Sheet Date, Seller has conducted the Division Business only in the ordinary course, consistent with its past practice, and except as set forth in Section 3(aa) of the Seller Disclosure Letter since the Balance Sheet Date there has not been with respect to the Division or the Acquired Assets any: (A) change which has had a Material Adverse Effect; (B) Seller has not made or entered into any contract with respect to any acquisition, sale or transfer of any asset of the Division (other than the sale or nonexclusive license of products to Division customers in the ordinary course of business); (C) any revaluation by Seller of any of the Acquired Assets; (D) there has not occurred any material increase in or modification of the compensation or benefits payable or to become payable to the Division Employees or Division Contractors; (E) no Assigned Agreement has been amended or terminated and there has not occurred any material default by Seller or, to Seller's Knowledge, a third party under any Assigned Agreement;
(F) Seller has not created or assumed any Liens on any of the Acquired Assets, any liability, or any obligation for borrowed money or any liability or obligation as guaranty or surety with respect to the obligations of any other Person; (G) Seller has not paid or discharged any Lien or Liability which was not shown on the Unaudited Financial Statements or incurred in the ordinary course of business; (H) Seller has not made any deferral of the payment of any accounts payable other than in the ordinary course of business, or in an amount in excess of $50,000, or given any discount, accommodation or other concession other than in the ordinary course of business, in order to accelerate or induce the collection of any receivable; (I) Seller has not made any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers; (J) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the Acquired Assets or the Division; (K) Seller has not, in respect of the Division, entered into any contract or commitment requiring the payment of more than $50,000 in aggregate; and (L) there has not occurred any announcement of, any negotiation by or any entry into any contract by Seller or any Affiliate of Seller to do any of the things described in the preceding clauses (A) through (K) (other than negotiations and agreements with Buyer and its representatives regarding the transactions contemplated by this Agreement).

            (bb) Taxes. Seller has properly completed and timely filed all Tax Returns required to be filed by it prior to the Closing Date, has timely paid all Taxes required to be paid by it for which payment is or was due, has made all required estimated Tax payments and has no liability for Taxes in excess of the amount so paid. There is (i) no audit or, to the Knowledge of Seller, pending audit of, or Tax controversy associated with, any Tax Return of Seller being conducted by a Tax authority, (ii) no agreement to any extension of time for filing any Tax Return which has not been filed, and (iii) no waiver of the statute of limitations with respect to any Taxes or Tax Return. All Taxes required to be withheld or paid by Seller in connection with amounts paid or owing to any Division Employee have been duly and timely withheld or paid, and any such withheld Taxes have been either duly and timely paid to the proper Tax authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Tax authority. Seller has no Knowledge of any reasonable basis for the assertion of any claim for any liabilities for unpaid pre-Closing Taxes for which Buyer would become liable as a result of the transactions contemplated by this Agreement or that would result in any Lien on any of the Acquired Assets. There is no agreement, plan, arrangement or other contract covering any current or former employee or other service provider of Seller or any ERISA Affiliate of Seller to which Seller is a party or by which Seller is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be characterized as a "parachute payment" within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

            (cc) Interested Party Transactions. With respect to the Division at the Agreement Date, immediately after the Closing and during the three (3) years before the Agreement Date: (i) None of the officers and directors of Seller and, to the Knowledge of Seller, none of the employees or stockholders of Seller nor any immediate family member of an officer, director, employee or stockholder of Seller, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, Seller (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded); (ii) none of such officers, directors, employees, stockholders who are Affiliates of Seller or, to the Knowledge of Seller, stockholders who are not Affiliates of Seller or any member of their immediate families, is a party to, or to Seller's Knowledge otherwise directly or indirectly interested in, any contract to which Seller is a party or by which Seller or any of its assets or properties may be bound or affected, except for normal compensation for services as an officer, director or employee thereof; and (iii) To the Knowledge of Seller, none of said officers, directors, employees, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in the Division or will be included in the Acquired Assets, except for the rights of stockholders under applicable Legal Requirements.

            (dd) Customers and Suppliers. Schedule 3(dd)-1 of the Seller Disclosure Letter sets forth a true and complete list of the top twenty customers of the Division, based on the revenue from such customer during the 12-month period ended March 31, 2007. Schedule 3(dd)-2 of the Seller Disclosure Letter sets forth a true and complete list of the top twenty suppliers of the Division, based on the purchases from such supplier during the 12-month period ended March 31, 2007. As of the Agreement Date, none of the customers or suppliers listed in Schedule 3(dd)-1 of the Seller Disclosure Letter (i) has cancelled or otherwise terminated any contract with the Seller prior to the expiration of the contract term, or (ii) has Threatened, or indicated its intention, to cancel or otherwise terminate its relationship with the Seller or to reduce substantially its purchase from or sale to the Seller (as applicable) of any products, equipment, goods or services.

            (ee) Sufficiency of Assets. Except as set forth in Schedule 3(ee), the Acquired Assets constitute all assets, properties, rights and Intellectual Property Rights that are necessary to enable Buyer, following the Closing, to own, conduct, operate and continue the Division Business, as conducted by Seller prior to Closing.

            (ff) Accuracy of Representations. The historical and factual information concerning the Division Business prepared by or on behalf of Seller and contained in the Disclosure Materials is accurate in all material respects.

            (gg) Advisory Fees. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Seller, who might be entitled to any fee, commission or reimbursement of expenses from Seller or its Affiliates, upon consummation of the transactions contemplated by this Agreement, except as set forth in Schedule 3(gg).

            (hh) Bulk Sales. The Bulk Sales laws of California do not apply to the sale and purchase of the Acquired Assets in accordance with this Agreement and to Seller's Knowledge, the Bulk Sales laws of no state are applicable to the sale and purchase of the Acquired Assets in accordance with this Agreement.

DISCLAIMER OF WARRANTIES. EXCEPT WITH RESPECT TO THE WARRANTIES AND REPRESENTATIONS SPECIFICALLY SET FORTH IN THIS AGREEMENT (INCLUDING THE SELLER DISCLOSURE LETTER) (WHICH MAY BE RELIED UPON BY BUYER), ALL OF THE ACQUIRED ASSETS ARE BEING SOLD "AS IS, WHERE IS," AND SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, SUITABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY AS TO THE ACQUIRED ASSETS OR ANY PART OR ITEM THEREOF, OR AS TO THE CONDITION, DESIGN, OBSOLESCENCE, WORKING ORDER OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR OTHERWISE AND BUYER HAS RELIED EXCLUSIVELY ON ITS OWN EXAMINATION THEREOF IN ELECTING TO ACQUIRE THE TRANSFERRED ASSETS ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS AGREEMENT.

      4. Buyer's Representations and Warranties. Buyer represents and warrants to Seller as follows.

            (a) Organization of Buyer. 3Q is a corporation duly organized, validly existing and in good standing under the laws of Australia, and ARS is a corporation duly organized, validly existing and in good standing under the laws of California.

            (b) Authorization of Transaction. Subject to obtaining any approvals referred to in Subsection 6(b)(x), Buyer has the corporate power and corporate authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Buyer and no other corporate or other proceeding on the part of Buyer is necessary or advisable to authorize the execution, delivery and performance of this Agreement or the Ancillary Agreements of the consummation of the transaction contemplated by this Agreement. This Agreement has been, and the Ancillary Agreements will be, duly executed and delivered by Buyer and, assuming the valid execution and delivery by all parties thereto, will constitute, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with their terms, except to the extent that enforceability may be limited by bankruptcy, moratorium, reorganization and other laws affecting the enforcement of creditors' rights generally and by general principals of equity.

            (c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) conflict with or result in any breach or violation of any provision of the certificate of formation or partnership agreement of Buyer, (ii) except as would not result in a Material Adverse Effect on Buyer, conflict with or violate any Legal Requirements applicable to Buyer or by which any material property or asset of Buyer is bound or affected, or (iii) except as would not result in a Material Adverse Effect on Buyer, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any material property or asset of Buyer pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party or by which Buyer or any material property or asset of Buyer is bound or affected.

            (d) Government Authorization. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements, and the consummation by it of the transactions contemplated by this Agreement and the Ancillary Agreements, require no government approval from any Governmental Entity.

            (e) Litigation. There is no lawsuit, claim, arbitration or other legal action pending or, to Buyer's knowledge, Threatened: (a) against Buyer, its activities, properties or assets that would reasonably be expected to have a material adverse effect on Buyer or the transactions contemplated by this Agreement, or (b) that seek to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any of the Ancillary Agreements.

            (f) Compliance with Applicable Law. To Buyer's knowledge, it has complied in all material respects with all applicable laws relating to its business and properties, except where the failure to comply would not, singly or in the aggregate, have a material adverse effect on Buyer or the transactions contemplated by this Agreement.

            (g) Advisory Fees. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Buyer, who might be entitled to any fee, commission or reimbursement of expenses from Buyer or its Affiliates, upon consummation of the transactions contemplated by this Agreement.

            (h) Investigation and Reliance. Buyer has conducted investigations and inspections of the Acquired Assets, the Assumed Liabilities, the Division Business and the Division Products as Buyer deemed necessary or appropriate for the purpose of entering into this Agreement and consummating the transactions contemplated by this Agreement. Buyer acknowledges that the representations and warranties of Seller contained in this Agreement (including the Seller Disclosure Letter) constitute the sole and exclusive representations and warranties of Seller to Buyer in connection with this Agreement and the transactions contemplated by this Agreement and that all other representations and warranties are specifically disclaimed and may not be relied upon or serve as a basis for a claim against Seller. BUYER ACKNOWLEDGES THAT SELLER DISCLAIMS ALL WARRANTIES OTHER THAN THOSE EXPRESSLY CONTAINED IN THIS AGREEMENT (INCLUDING THE SELLER DISCLOSURE LETTER) AS TO THE ACQUIRED ASSETS AND THE DIVISION BUSINESS, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR WARRANTY FOR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS SET FORTH HEREIN, BUYER IS ACQUIRING THE PURCHASED ASSETS ON AN "AS IS, WHERE IS" BASIS.

      5.    Additional Covenants.

            (a) General. Each of the Parties will use its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 6 below).

            (b) Audit/targeted review. Sellers agree to cooperate with auditors nominated by Buyer to complete an audit/targeted review in relation to the assets, liabilities, financial position and performance of the Division Business, at the sole cost and discretion of Buyer, but only if and to the extent required by Buyer's financier.

            (c) Notices and Consents. Seller shall give any notices to third parties, and Seller shall use its commercially reasonable efforts to obtain any third party consents, referred to in Section 3(b) above and will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(b) above.

            (d) Relevant Post Agreement Date Contracts. Seller agrees to pay to the Escrow Agent to be held in a separate account, all proceeds received after the Agreement Date arising from the Relevant Post Agreement Date Contracts, to be held by the Escrow Agent on the basis that: (i) at Closing such funds (together with any interest accrued thereon) are to be paid to Buyer in immediately available funds; or (ii) if Closing does not occur by the Termination Date (or such other date as the parties may agree in writing to be the Termination Date), such funds (together with any interest accrued thereon) are to be paid to Seller in immediately available funds.

            (e) Operation of Division. Seller covenants and agrees that, between the Agreement Date and the Closing Date with respect to the Division Business, it will (except (i) with the prior written consent of Buyer, which shall not be unreasonably withheld, delayed, or conditioned, or (ii) as specifically contemplated by this Agreement):

                        (i) not sell, transfer, assign, convey, license, sublease, move, relocate or otherwise dispose of any of the Acquired Assets or agree to do any of these things in respect of the Acquired Assets other than sales in the ordinary course of business;

                        (ii) conduct the Division Business in the ordinary course of business;

                        (iii) not conduct the Division Business in such a manner
            that materially changes the nature of the Division Business;

                        (iv) consult with Buyer in relation to all contracts to be entered into relating to the Division Business and not enter into any contract or contracts relating to the Division Business requiring it to pay more than $50,000 in the aggregate without the prior written consent of Buyer;

                        (v) inform Buyer of, and consult with Buyer in relation to, any significant customer of the Division Business who, ceases, or expresses or has expressed at any time prior to Closing, an intention to cease, being a customer of the Division.

                        (vi) not acquire any Acquired Assets (other than the purchase of inventory and supplies in the ordinary course of business);

                        (vii) pay, perform or discharge any and all liabilities
            relating to the Division Business as they fall due, other than in the ordinary course of business;

                        (viii) not make any change to its policy or manner of
            collection of the Accounts Receivables;

                        (ix) not change any account method, practice or principle used by it;

                        (x) fully comply in all material respects with all laws and administrative requirements that are, to its Knowledge, binding on it or affecting the Acquired Assets including the requirements of each Seller Authorization;

                        (xi) maintain and protect the Acquired Assets, including fully and punctually complying with all applicable requirements and orders of any Governmental Entity where non-compliance would or might impose a Lien or other liability, restriction or disability on the Acquired Assets, all in accordance with its past practice;

                        (xii) keep and maintain proper records, make true and
            complete entries of all its dealings and transactions relating to the Division Business and not destroy any records maintained for the Division Business, all in accordance with its past practice;

                        (xiii) not do or permit anything that would reasonably
            be expected to materially adversely affect the Goodwill or the Seller's relationship with the Division Employees or Division Contractors or the Division's customers and suppliers ;

                        (xiv) consult and keep Buyer informed in relation to
            material decisions affecting the Division Business and its management, including any material contract to be entered into in relation to the Division Business;

                        (xv) obtain and maintain in full force all Seller's Authorizations required for or in connection with the Acquired Assets;

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

                        (xvi) not vary, terminate or fail to renew any of the
            Assigned Agreements, Seller's Authorizations or commitments in relation to the Division Business, other than in the ordinary course of business consistent with past practice;

                        (xvii) not create, or agree to create, any Lien over any
            Acquired Asset;

                        (xviii) not cancel any existing insurance policy in
            relation to the Division Business unless a replacement policy (on terms no less favorable to Seller, if available in the market place) has been put in place;

                        (xix) not do or omit to do anything that would make any
            policy of insurance relating to the Division Business void or voidable or would reasonably be expected to result in an increase in the premium payable under insurance policy or adversely affect the Buyer's ability to procure equivalent insurance in the future;

                        (xx) not enter into a long-term, or unusual agreement, arrangement or obligation relating to the Division Business;

                        (xxi) purchase or lease, or enter into any agreement,
            arrangement or obligation to purchase or lease, any motor vehicle, other plant and equipment or any freehold or leasehold property;

                        (xxii) pay the accounts payable in a manner that is
            consistent with past practice and in accordance with the usual trading terms of the Seller;

                        (xxiii) not make any decisions regarding a material
            matter affecting the Division Business without first obtaining the consent of Buyer, such consent not to be unreasonably withheld.

                        (xxiv) engage any new permanent employee in the Division
            Business who cannot be terminated at will by Seller.

                        (xxv) not transfer any Division Employees or Contractors
            to any other division or position of employment or consulting within Seller or any of Seller's Affiliates, nor transfer any employee or contractor of or within Seller or any of the Seller's Affiliates to the Division;

                        (xxvi) not terminate or encourage the resignation of the
            employment of any Division Employee (except for good cause relating to job performance or material misconduct) or terminate or encourage the termination of the contractual relationship with any Division Contractor except for good cause relating to performance or material misconduct;

                        (xxvii) not encourage or otherwise act to cause any
            Division Employee or Contractor not to accept an offer of employment by Buyer;

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

                        (xxviii) not change the terms of employment, (including
            the remuneration or other benefits) of any Division Employee, or otherwise change the compensation currently being paid to any Division Contractor without the prior written consent of Buyer other than periodic and ordinary raises, if any, in accordance with past practice;

                        (xxix) not provide, or agree to provide, a gratuitous
            payment or benefit to any Division Employee or any of his or her dependants;

                        (xxx) use commercially reasonable efforts to retain key
            employees and senior management of the Division Business;

                        (xxxi) not alter, amend, modify or terminate any of the
            terms of either the Irvine Lease or the UK Lease; and

                        (xxxii) promptly notify the Buyer of any abnormal or
            unusual events with respect to the Division Business or the occurrence of any event outside the ordinary course of business and promptly notify Buyer if there is a breach or potential breach of Subsections 5(d)(i) to (xxxi) above.

            (f) Full Access. Notwithstanding any provision in the Confidentiality Agreement, Seller will permit representatives of Buyer (including legal counsel and accountants) who have executed a confidentiality agreement in a form reasonably acceptable to Seller to have reasonable access at all reasonable times with prior notice, and in a manner so as not to interfere with the normal business operations of Seller and the Division Business, to all premises, properties, personnel, books, records (including tax records), contracts, websites, customer and supplier information, customers and documents of or pertaining to the Division. Buyer will treat and hold as such any Confidential Information it receives from Seller in the course of the reviews contemplated by this Section 5(e), will not, prior to the Closing, use any of the Confidential Information except in connection with this Agreement and the transactions contemplated hereby, and, if this Agreement is terminated for any reason whatsoever, will destroy or return to Seller all tangible embodiments (and all copies) of the Confidential Information that are in its possession.

            (g) Notice of Potential Breach. Each Party will give prompt written notice to the other Party of any material adverse development (including details of such development) which may reasonably be expected to cause or has caused a breach of its own representations and warranties in Section 3 and
Section 4 above.

            (h) Further Actions. From and after the Closing, each of the Parties will execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement, the Ancillary Agreements and any other agreements required to be entered into by such party pursuant to this Agreement or the Ancillary Agreements and give effect to the transactions contemplated by this Agreement, the Ancillary Agreements and such other agreements.

            (i) Payment of Taxes. Seller shall, to the extent that failure to do so could adversely affect or result in any Lien on the Acquired Assets or otherwise result in Buyer or its Affiliates having any liability for payment of any amount, (i) continue to file all Tax Returns within the time period for filing, and such Tax Returns shall be true, correct and complete in all respects, and (ii) pay when due any and all Taxes attributable to or levied or imposed upon the Acquired Assets for periods (or portions thereof) through and including the Closing Date whether or not such payment is required to be paid after the Closing Date.

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

            (j) Accounts Receivable, Prepaid Expenses. After the Closing, Seller will promptly deliver to Buyer any payments received from third parties in connection with the Accounts Receivable or Prepaid Expenses. During the first twelve (12) months after the Closing, Seller will cooperate with Buyer, upon Buyer's reasonable request, in connection with Buyer's efforts to collect payments due on any of the Accounts Receivable or Prepaid Expenses and with any transition issues that arise regarding customers of the Division Business.

            (k) Uncollected Accounts Receivable. In the event that notwithstanding Buyer's best efforts to collect the Accounts Receivable any Accounts Receivable included in the Division Net Tangible Assets Certificate has not been recovered in full within 60 days of the Closing Date, Seller must purchase such Accounts Receivable by paying in immediately available funds to the Buyer an amount equal to the full face value of such Accounts Receivable in exchange for an assignment of all of Buyer's right, title and interest in such Accounts Receivable to Seller. Upon receipt of such payment, ARS or UK Sub (as the case may be) will assign the relevant outstanding Accounts Receivable to Seller. Any payment by Seller to Buyer pursuant to this Subsection 5(k) will operate as a discharge of the liability of the Seller in respect of any breach of a warranty given by Seller under this Agreement arising by reason of the non-payment of such Accounts Receivable. Seller must bear all costs of any assignment required to be made pursuant to this Subsection 5(k) including any Taxes and must reimburse Buyer for any transfer duty paid on the original assignment. If Buyer receives any payment from a customer or other third party on account of any Accounts Receivable purchased by Seller, Buyer will immediately (i) notify Seller in writing and (ii) pay such payment directly to Seller.

            (l) Conferences. Seller undertakes to Buyer that in the event of any user-group conferences which occur between the Agreement Date and Closing or the Termination Date (whichever occurs first) (including the Newport users-group conference), Seller will procure that such conferences will be conducted in accordance with the reasonable instructions of Buyer.

            (m)   Contracts.

                        (i) The Seller must, at the Seller's cost, in respect of the Assigned Agreements, use all reasonable endeavours to assign the benefit of those Assigned Agreements to Buyer and to the extent it lawfully can, Seller must permit Buyer to have the benefit of and exercise any of Seller's (or Seller's Affiliates as the case may be) rights under the Assigned Agreements from Closing.

                        (ii) If Buyer cannot lawfully perform an obligation or exercise the rights of Seller (or Seller's Affiliate) under the Assigned Agreements, the Seller must or must procure that its Affiliate performs that obligation and exercise that right on, and in accordance with, any request by Buyer.

                        (iii) Within 5 Business Days of receipt, Seller must pay
            (or procure that its Affiliate pays) to Buyer any amount, or account to Buyer, for the value of any benefit Seller (or its Affiliate) receives after Closing in respect of an Assigned Agreement and the Seller must give all reasonable assistance to Buyer to enable it to enforce the rights of Seller (or its Affiliates) under the Assigned Agreements and will at all times act with regard to the Assigned Agreements in accordance with Buyer's reasonable instructions from time to time. Seller (or Seller's Affiliates) must not take any action in respect of the Assigned Agreements (other than seeking, negotiating, and obtaining consents to assignment) without the prior written approval of Buyer.

                        (iv) Nothing in this Agreement is to be construed as an attempt to assign the benefit of any Contract that by its terms or by law is not assignable without a third party consent, unless such consent has been given.

                        (v) Delivery of documents. As soon as practicable after Closing Seller must give to Buyer any assignments or consents to assignment of the Assigned Agreements obtained by Seller.

            (n)   Employee Matters.

                        (i) Division Employees. EXHIBIT L attached hereto contains a current list of each Division Employee and each Division Contractor. Within not more than ten (10) days and not less than three (3) days prior to the Closing Date, Seller will update the list of Division Employees and Division Contractors on EXHIBIT L to include and identify those Division Employees and Division Contractors as of such date.

                        (ii) Offers of Employment. On or prior to the Closing Date, Buyer will make offers to employ those Division Employees and Division Contractors selected by Buyer in its sole discretion, on an "at-will" basis.

                        (iii) Liabilities Retained by Seller and Not Assumed.
            Seller will retain, and Buyer will not assume, any employer or employment-related obligations of Seller to the Division Employees or any other liability related to any Division Employee or Division Contractor that arises or accrues on or before the Closing Date, including, without limitation: (i) accrued and unpaid wages, salaries and personal time off (including vacation time and sick leave) and severance payments relating to any employee's employment with Seller; (ii) any obligation to provide health, medical, disability, life or other insurance benefits or any stock, stock option rights, or pension savings plan or similar benefits pursuant to any Seller employee benefit plan, other plan (including 401(k) plans), agreement or arrangement; (iii) any government-mandated employee or employment-related payments; (iv) workers' compensation and disability insurance premiums (if any) paid or payable by Seller on behalf of Division Employees who are on workers' compensation or disability leave as of the Closing Date; or (v) any bonuses accrued or earned by any of the Division Employees or Division Contractors on or prior to the Closing Date. On or before the Closing Date, after providing written notice to Seller, Buyer will notify in writing each Division Employee and Division Contractor to whom Buyer elects to offer employment or a contracting agreement.

                        (iv) Termination of Employment. Seller agrees to comply with the provisions of WARN and any other federal, state or local statute or regulation regarding termination of employment and to perform all obligations that might otherwise be required by Seller with respect to the cessation of any operations of the Division Business or the termination of any Division Employee on or after the Closing Date.

                        (v) General Matters. Seller and Buyer agree to cooperate fully with respect to the actions which are necessary or reasonably desirable to accomplish the transactions contemplated hereunder, including, without limitation, the provision of records and information as each may reasonably request and the making of all appropriate filings under ERISA and the Internal Revenue Code.

                        (vi)  Transfer of Employment in the UK

                  (1) Seller and Buyer agree that Sections 5(n) (ii) to (v) shall not apply to the UK Transferring Employees and that instead this Section 5(n)(vi) shall apply to those employees.

                  (2) Each of the Seller and the Buyer considers the sale of the UK Assets to UK Sub under this Agreement to constitute the transfer of an undertaking in the UK for the purposes of the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 ("TUPE").

                  (3) The Seller shall pay to each of the UK Transferring Employees on or before the Closing Date all remuneration (including all emoluments, benefits, benefits in kind, bonuses, contributions and incentive payments if any) due or accrued at the Closing Date.

                  (4) The Seller shall indemnify the Buyer against all liabilities, losses, actions, proceedings, damages, costs, claims, demands and expenses brought or made against or suffered or incurred by the Buyer which are attributable to any act, omission, breach or default of the Seller on or before the Closing Date in respect of any of its obligations or duties to or in relation to any of the UK Transferring Employees, including any claim to Tax and any claim by any person arising wholly or partly from any act or omission of any of the UK Transferring Employees on or before the Closing Date.

                  (5) The Seller warrants and represents to the Buyer that only the UK Transferring Employees are employed in the Division in the UK. If, however, by operation of law the contract of employment of any employee of the Seller other than the UK Transferring Employees takes effect as if originally made with the Buyer, the Seller shall indemnify the Buyer against all liabilities, losses, actions, proceedings, damages, costs, claims, demands and expenses of the Buyer to or in respect of such employee.

                  (6) The Buyer shall indemnify the Seller against all liabilities, losses, actions, proceedings, damages, costs, claims, demands and expenses brought or made against or incurred or suffered by the Seller arising out of or in connection with the employment of any of the UK Transferring Employees as a result of any act, omission, breach or default of the Buyer after the Closing Date.

                  (7) The Seller shall be liable for any failure on its part to inform and consult with the UK Transferring Employees and/or their representatives pursuant to its obligations under regulations 13 and 14 of TUPE prior to the Closing Date and shall indemnify the Buyer in respect of such failure except when such failure arises out of the Buyer's failure to comply with its obligations under regulation 13(4) of TUPE in which case the Buyer shall be so liable and shall indemnify the Seller in respect of such failure.

                  (8) The Seller and the Buyer shall give each other such assistance as either may reasonably require to comply with TUPE in relation to the UK Transferring Employees and in contesting any claim by any person employed in the Division Business at or before the Closing Date resulting from or in connection with the transaction contemplated by this Agreement, including their respective obligations to inform and consult with the UK Transferring Employees and their representatives pursuant to TUPE.

            (o)   Tax Matters.

                        (i) Transaction Taxes. Buyer shall be responsible for, and shall pay all excise, value added, registration, stamp, property, documentary, transfer, sales, use and similar Taxes, levies, charges and fees incurred, or that may be payable to any taxing authority, in connection with the transactions (including without limitation the sale, transfer, and delivery of the Acquired Assets) contemplated by this Agreement (collectively, "Transaction Taxes"). Seller shall be responsible for preparing and filing any tax return relating to such Transaction Taxes and shall provide a copy of such return to Buyer. Buyer and Seller agree to cooperate in the filing of all necessary documentation and all Tax Returns, reports and forms with respect to all such Transaction Taxes, including any available pre-Closing filing procedures.

                        (ii) Straddle Periods. All property taxes, personal property taxes and similar ad valorem obligations in respect of the Acquired Assets that relate to periods beginning prior to the Closing Date and ending after the Closing Date ("Straddle Periods") shall be prorated in accordance with the rules provided in Section 164(d) of the Internal Revenue Code. Seller shall prepare and file, or shall cause to be prepared and filed, on a timely basis, all Straddle Period tax returns. Seller shall provide each Straddle Period tax return to Buyer for review not less than ten (10) Business Days in advance of the due date thereof, and Buyer shall pay to Seller its prorated portion of the tax shown to be due on each such return not less than five (5) Business Days before the due date of such payment.

                        (iii) Other Taxes. Except as provided in Subsections
            5(k)(i) and (ii) above, (i) Seller shall be responsible for and shall pay any and all Taxes with respect to the Acquired Assets relating to all periods (or portions thereof) ending on or prior to the Closing Date, and (ii) Buyer shall be responsible for and shall pay any and all Taxes with respect to the Acquired Assets relating to all periods (or portions thereof) ending after the Closing Date.

                        (iv) Treatment of Indemnity Payments. All payments (a) made by Seller pursuant to Subsections 5(k)(i) above, or (b) made by Seller or Buyer, as the case may be, to or for the benefit of the other party pursuant to any indemnification obligations under this Agreement, will be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

            (p) Transition Services. Buyer and Seller shall enter into a Transitional Services Agreement in the form attached hereto as Exhibit M attached hereto pursuant to which (i) Buyer may utilize Seller's accounting, human resources and information technology systems for a period of 180 days after the Closing Date without payment of any fees or costs, and (ii) Buyer shall provide Seller with transition office space for certain Seller employees (who are not employees of the Division), at the locations and for the amounts and time periods set forth in the Transitional Services Agreement.

            (q) Seller's Confidential Information. All copies of financial information, marketing and sales information, pricing, marketing plans, business plans, financial and business projections, customer lists, methodologies, inventions, software, know-how, product designs, product specifications and drawings, and other confidential and/or proprietary information of the Seller related to the Division or any of the Acquired Assets, including but not limited to the Division Software, the Division Documentation and the Division Technology Deliverables (collectively, "Seller's Confidential Information") will, be held by Seller in strict confidence and, at all times following the Agreement Date and following the Closing, will not be used or disclosed by Seller to any third party and, upon Buyer's request, will be promptly destroyed by the Seller or delivered to Buyer; except that the Seller may use one internal copy of Business Records that it is entitled to retain for purposes of its internal record-keeping, financial statements and any Tax related matters. Buyer must (i) at all times keep secret and confidential all of Seller's Confidential Information, (ii) not use, divulge or disclose any of Seller's Confidential Information other than in connection with the transactions contemplated by this Agreement, and (iii) if for any reason the Closing does not occur, immediately return to Seller all originals and copies, in any form whatsoever, of all of Seller's Confidential Information.

            (r) Buyer's Confidential Information. Seller must at all times keep secret and confidential, and must not use, divulge or disclose any information relating to Buyer or its business (which is disclosed to the recipient by Buyer, its representatives or advisers), this Agreement or any Ancillary Agreement or the terms of the transaction other than to the extent that: (i) Seller is required to disclose the information by applicable law or the rules of any recognized stock exchange on which its shares or the shares of any of its Affiliates are listed, provided that the Seller has consulted with Buyer as to the form and content of the disclosure; (ii) the disclosure is made by Seller to its financiers or lawyers, accountants, investment bankers, consultants or other professional advisers only to the extent necessary to enable Seller to properly perform its obligations under this Agreement or to conduct its business generally, in which case Seller must ensure that such persons keep the information secret and confidential and do not divulge or disclose the information to any other person; or (iii) the disclosure is required for use in legal proceedings regarding this Agreement or the Asset Purchase.

            (s) Notification; Amendments to Seller Disclosure Letter. If on any date on or prior to October 30, 2007, any of the information in any of the Seller Disclosure Letter or other Disclosure Materials is not true, accurate and complete in all material respects on and as of such date, Seller shall be entitled to amend the Seller Disclosure Letter or other Disclosure Materials to make additions to or modifications necessary to make the information set forth therein true, accurate and complete in all material respects, and the Disclosure Letter or other Disclosure Materials shall then be deemed amended to reflect such additions and modifications for all purposes (such additions or modifications, the "Schedule Additions or Modifications"). In respect of any such Schedule Addition or Modifications: (i) which the Buyer in its sole and absolute discretion considers to be a matter which has a Material Adverse Effect on the Division, Buyer may immediately terminate this Agreement without any liability whatsoever; and (ii) Buyer will be entitled to indemnification pursuant to the provisions set forth in Section 8 below.

            (t) Irvine Lease. Prior to Closing, the Parties will use their best endeavours to assign the Irvine Lease to Buyer on comparable terms to the existing Irvine Lease provided that nothing contained in this Agreement will require Buyer or any director of Buyer to provide any undertaking, guarantee or security to the relevant landlord other than as contemplated by the Irvine Lease, failing which the Parties will enter into a written sub-lease in respect of the Irvine Lease in a form mutually agreeable to the Parties.

      6.    Conditions to Obligation to Close.

            (a) Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions (it being understood that each such condition is solely for the benefit of the Parties and may be waived in writing by their mutual agreement, without notice, liability or obligation to any Person):

                        i) No federal or state governmental authority or other agency or commission or federal or state court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the Parties will use their reasonable best efforts to have any such order or injunction vacated on or before the Termination Date.

                        ii) No suit, claim, cause of action, arbitration, investigation or other proceeding contesting, challenging, or seeking to alter or enjoin or adversely affect the sale and purchase of the Acquired Assets or any other transaction contemplated by this Agreement will be threatened or pending.

            (b) Conditions to Buyer's Closing. Buyer's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions (it being understood that each such condition is solely for the benefit of Buyer and may be waived in writing by Buyer, without notice, liability or obligation to any Person):

                        (i) The representations and warranties of Seller set forth in Section 3 above, and each of these representations and warranties (considered individually), were true and correct in all material respects as of the Agreement Date and shall be true and correct in all material respects as of the Closing Date, except in the case of such representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date;

                        (ii) Seller shall have duly performed and complied with all of its covenants and obligations hereunder and in the Ancillary Agreements required to be performed on or prior to Closing in all material respects;

                        (iii) Seller shall have delivered to Buyer a certificate
            to the effect that each of the conditions specified above in Sections 6(b)(i)-(ii) is satisfied in all respects;

                        (iv) Buyer shall have received each of the closing deliveries of Seller set forth in Section 2(e), executed on behalf of Seller by a duly authorized officer of Seller;

                        (v) Customers of the Division Business representing at least ninety-five (95%) of the revenue of the Division Business in the two (2) year period preceding the Agreement Date (who remain customers of the Division Business) and customers constituting ninety-five (95%) in number of the customers of the Division Business as of the Agreement Date have consented to the assignment or transfer of their contract to Buyer (except to the extent such contract is assignable or transferable without consent);

                        (vi) Seller will have obtained and delivered to Buyer all consents, waivers and approvals from governmental entities and third parties necessary on the part of the Seller to effect the assignment and transfer to Buyer of the Acquired Assets free and clear of all Liens, to effect the Subleases and to effect the assignment to Buyer of the Assigned Agreements;

                        (vii) Seller shall have conducted the Division Business
            after the Agreement Date in the ordinary course of business, except for actions expressly permitted by this Agreement or such further matters as may be consented to in writing by Buyer;

                        (viii) At least eighty percent (80%) of the Division
            Employees and Division Contractors and each of the Key Employees,
            (A) in the case of the Division US Employees, who are offered employment on terms providing for an annual total compensation package at least equal to the current annual total target compensation package provided by the Seller (exclusive of the value of any options that may have been granted to any such Division Employees) shall have accepted Buyer's offers of employment in a writing signed by them; or (B) in the case of the Division UK Employees who transfer pursuant to TUPE, shall have agreed in writing to transfer to Buyer;

                        (ix) Buyer's financier is satisfied with the outcome following completion of the audit/targeted review (as the case may be) as referred to in Subsection 5(b);

                        (x) No suit, claim, cause of action, arbitration, investigation or other proceeding contesting, challenging or seeking to alter or enjoin or adversely affect the sale and purchase of the Acquired Assets or any other transaction contemplated hereby will be pending or threatened;

                        (xi) Buyer has obtained all necessary approvals in relation to all transactions contemplated by this Agreement or any document required to be executed under this Agreement, including the passing, if applicable, at a general meeting of the Buyer all necessary resolutions required by the Australian Corporations Act 2001 (Cth), the ASX Listing Rules or the constitution of the Buyer, provided Buyer has used its best efforts to obtain such approvals and the necessary resolutions;

                        (xii) Buyer's financiers agreeing in writing on terms
            acceptable to the Buyer in its sole discretion, to provide the funds required by Buyer to enable Buyer to complete this Agreement (provided Buyer has used its best efforts to obtain the funds on terms acceptable to Buyer) and the Asset Purchase and any conditions to finance being satisfied to the satisfaction of the Buyer's financiers; and

                        (xiii) Seller shall have discharged the Seller
            Indebtedness to the Buyer in full in Immediately Available Funds.

            (c) Conditions to Seller's Closing. Seller's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions (it being understood that each such condition is solely for the benefit of Seller and may be waived in writing by Seller, without notice, liability or obligation to any Person):

                        (i) The representations and warranties of Buyer set forth in Section 4 above, and each of these representations and warranties (considered individually), were true and correct in all material respects as of the Agreement Date and shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, except in the case of such representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date; (ii) Buyer shall have duly performed and complied with all of its covenants and obligations hereunder and in the Ancillary Agreements in all material respects required to be performed prior to the Closing; and

                        (iii) Buyer shall have delivered to Seller a certificate
            to the effect that each of the conditions specified above in Section 6(c)(i)-(ii) is satisfied in all respects.

            (d)   Reasonable Endeavors.

                        (i) The Buyer must use all reasonable endeavors to ensure that the conditions in Subsections 6(b)(xi) and (xii) and Subsection 6(c) are satisfied as expeditiously as possible and in any event on or before 5pm on the date which is three days before the Termination Date.

                        (ii) The Seller must use all reasonable endeavors to ensure that the conditions in Subsections 6(b)(i) to (viii) are satisfied as expeditiously as possible and in any event on or before 5pm on the date which is three days before the Termination Date.

                        (iii) Each party must keep the other party informed of
            the progress towards satisfaction of its obligations under Subsections 6(d)(i) and (ii) (as applicable).

                        (iv) Each party must provide all reasonable assistance to the other as is necessary to satisfy the conditions in Section 6.

      7.    Termination, Amendment and Waiver.

            (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

                        (i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                        (ii) Seller or Buyer may terminate this Agreement if the Closing will not have occurred on or prior to [DECEMBER 24, 2007] (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7(a)(ii) will not be available to any Party whose failure to fulfill any obligation under this Agreement will have been the primary cause of, or will have resulted in, the failure of the Closing to occur prior to such date;

                        (iii) Buyer may terminate this Agreement by giving
            written notice to Seller at any time prior to the Closing if (A) Seller has breached any material representation, warranty, or covenant contained in this Agreement, (B) Buyer has notified Seller of the breach and the breach has continued without cure for a period of ten (10) days after the notice of breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (C) if not cured within the timeframe in sub-clause (B) above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Subsections 6(a) or 6(b) to be satisfied (provided, however, that the right of Buyer to terminate this Agreement under this clause shall not be available to Buyer if Buyer is at that time in material breach of this Agreement);

                        (iv) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if (A) Buyer has materially breached any representation, warranty, or covenant contained in this Agreement, (B) Seller has notified Buyer of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (C) if not cured within the timeframe in sub-clause (B) above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Sections 6(a) or 6(c) to be satisfied (provided, however, that the right of Seller to terminate this Agreement under this clause shall not be available to Seller if Seller is at that time in material breach of this Agreement);

                        (v) Buyer may terminate this Agreement in accordance with Subsection 5(s)(i).

                        (vi) Buyer may terminate this Agreement if any of the conditions in Subsection 6(a) or 6(b) has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; and

                        (vii) Seller may terminate this Agreement if any of the
            conditions in Subsection 6(a) or 6(c) has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date.

            (b) Exclusivity Deposit. In consideration of Seller's agreement to not market the Division Business during the negotiation of this Agreement ("Exclusivity Covenant") Buyer has paid Seller the refundable Exclusivity Deposit which is to be kept in an interest bearing account by Seller. All interest accruing on the Exclusivity Deposit accrues to the benefit, and for the account, of (A) Buyer if the Closing occurs, or (B) Seller if the Agreement is terminated pursuant to Subsections 7(a)(iv) or (vii). In the event of the parties executing this Agreement Seller shall immediately reimburse to Buyer in full the Exclusivity Deposit, together with the amount of any interest accrued thereon in immediately available funds The Buyer's right to reimbursement of the Exclusivity Deposit (plus interest accrued thereon) pursuant to this Subsection 7(b) does not limit or prejudice any other rights or remedies the Buyer may have against the Seller.

            (c) Effect of Termination. If any Party terminates this Agreement pursuant to Subsection 7(a) or 7(b) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach or for reimbursement of the Exclusivity Deposit to Buyer under Section 7(b) above); provided, however, that (A) the confidentiality provisions contained in Section 5(d) and 5(n) and the General Provisions contained in Section 11 shall survive termination and (B) nothing herein shall relieve any Party from liability in connection with any willful breach of such Party's representations, warranties or covenants contained herein.

            (d) Amendment. The Parties may amend this Agreement, whether before or after the Closing, by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the Parties.

            (e) Extension; Waiver. At any time at, prior to, or following the Closing, either Party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and
(c) waive compliance by the other Party with any of its agreements and waive any conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

      8.    Indemnification.

            (a) Escrow. The Escrow Amount shall be available to compensate Buyer (on behalf of itself or any other Indemnified Person (as such term is defined in Section 8(b) below)) for Indemnifiable Damages (as such term is defined in Section 8(b) below) pursuant to the indemnification obligations of Seller, such deposit to be governed by the provisions set forth herein and in the Escrow Agreement.

            (b) Indemnification. Subject to the limitations set forth in this Section, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates, directors, officers, agents and employees (each of the foregoing being referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, Liabilities, damages, reductions in value, costs and expenses, including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals (collectively, "Indemnifiable Damages") whether or not due to any third-party claim, directly or indirectly arising out of or resulting from, or in connection with (i) any failure of any representation or warranty made by Seller in this Agreement or the Seller Disclosure Letter (including any exhibit or schedule to the Seller Disclosure Letter) to be true and correct as of the Agreement Date and on each day between the Agreement Date and the Closing Date and the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date), (ii) any failure of any certification, representation or warranty made by Seller in any certificate (other than the Division Net Tangible Assets Certificate) delivered to Buyer pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to Buyer, (iii) any breach of or default in connection with any of the covenants or agreements made by Seller in this Agreement which is not waived by Buyer in writing, (iv) any matter set forth on Schedule 3(h) to the Seller Disclosure Letter or that is or would be an exception to the representations and warranties made on each date in
Section 3(h) (Litigation), (v) any and all Liabilities of Seller now or hereafter arising relating to claims for wrongful discharge, employment discrimination, or under Cobra, Cal-Cobra, severance and other obligations to Seller employees, (vii) any and all Excluded Liabilities, and (viii) any inaccuracies in the Division Net Tangible Assets Certificate, if such inaccuracies resulted in an increase to the Purchase Price. NOTWITHSTANDING ANYTHING TO THE CONTRARY, SELLER SHALL NOT BE LIABLE FOR AND BUYER SHALL NOT BE ENTITLED TO RECEIVE ANY CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (EXCEPT FOR ANY THIRD PARTY CLAIMS, INCLUDING ANY ACTION, SUIT, PROCEEDING, CLAIM OR INVESTIGATION BY OR BEFORE ANY GOVERNMENTAL ENTITY), EVEN IF SELLER IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

            (c)   Limitations.

                        (i) Notwithstanding anything contained herein to the contrary, no Indemnified Person may make a claim for any cash from the Escrow Amount for indemnification pursuant to clauses (i)-(ii) of the first sentence of Section 8(b) (and that does not involve fraud, willful breach or intentional misrepresentation by Seller or the Indemnifying Persons or any inaccuracy or breach of any of the representations and warranties in Section 3(w) (Taxes)), unless and until an Officer's Certificate (as defined below in Section 8(e)(i)) describing Indemnifiable Damages in an aggregate amount greater than $30,000 (the "Threshold") has been delivered, in which case the Indemnified Person may make claims for indemnification and may receive cash from the Escrow Amount for all Indemnifiable Damages including the Threshold.

                        (ii) Any Indemnifiable Damages paid by Seller shall be paid first from the Escrow Amount as set forth in the Escrow Agreement; provided, however, that the rights of Buyer to seek indemnification for Indemnifiable Damages shall not be limited to the Escrow Amount or in any other respect. Neither the exercise of, nor the failure to exercise, Buyer's rights under this Section 8 will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it hereunder. After Indemnified Persons have exhausted or made claims upon the entire Escrow Amount (after taking into account all other claims for indemnification from the Escrow Amount made by Indemnified Persons), Seller shall be liable for the amount of any Indemnifiable Damages in excess of the Escrow Amount; provided, however, that notwithstanding anything to the contrary such liability shall be limited to and shall not exceed Seven Million Five Hundred Thousand dollars ($7,500,000).

            (d) Period for Claims. Except as set forth below, the period during which claims for Indemnifiable Damages may be made for Indemnifiable Damages arising from or in connection with the matters listed in clauses (i) and
(ii) of the first sentence of Section 8(b) shall commence at the Closing and terminate the day after the date that is 18 months following the Closing Date (the "Claims Period"); provided, however, the period during which claims for Indemnifiable Damages may be made for Indemnifiable Damages arising from or in connection with the matters listed in clauses (iii) to (viii) of the first sentence of Section 8(b)("Other Matters"), shall commence at the Closing and terminate upon the expiration of the applicable statute of limitations (the "Subsequent Claims Period"). So long as there are not claims then pending in excess of the then remaining Escrow Fund, the sum of $250,000 shall be released from the Escrow Fund to Seller each calendar quarter commencing three months following the Closing. Notwithstanding anything contained herein to the contrary, such portion of the Escrow Fund at the conclusion of the Claims Period as in the reasonable judgment of Buyer may be necessary to satisfy any unresolved or unsatisfied claims for Indemnifiable Damages specified in any Officer's Certificate delivered to Seller prior to expiration of the Claims Period ("Unresolved Claims") shall remain in the Escrow Fund until such claims for Indemnifiable Damages have been resolved or satisfied. The remainder of the Escrow Fund, if any, shall be paid to the Seller promptly (and in any event within 10 Business Days) after the expiration of the Claims Period; provided, further, any amounts remaining in the Escrow Fund, if any, after the resolution of the Unresolved Claims, shall be paid to the Seller promptly (and in any event within 10 Business Days) after the resolution of such Unresolved Claims.

            (e)   Claims.

                        (i) On or before the first anniversary of the Closing Date, Buyer may deliver to the Escrow Agent and after the first anniversary of the Closing Date, may deliver to the Seller, a certificate signed by any officer of Buyer (an "Officer's Certificate"):

                  (A) stating that an Indemnified Person has incurred, paid, reserved or accrued, or reasonably anticipates that it may incur, pay, reserve or accrue, Indemnifiable Damages;

                  (B) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount reasonably anticipated by Buyer to be incurred, paid, reserved or accrued); and

                  (C) specifying in reasonable detail (based upon the information then possessed by Buyer) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

                        (ii) Third-Party Claims. In the event Buyer becomes aware of a third-party claim which Buyer believes may result in a claim for Indemnifiable Damages by or on behalf of an Indemnified Person during the periods set forth in Section 8(d), Buyer shall promptly notify the Seller of such third-party claim. Subject to Seller providing Buyer with an indemnity, to Buyer's reasonable satisfaction, against all losses, liabilities, damages, costs, charges and expenses which may be incurred in connection with such action, together with such security to support the indemnity as Buyer may reasonably request, upon prompt written notice to Buyer (in any event no later than 10 days after receiving notice from Buyer of such third-party claim), Seller shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such claim; provided that Buyer provides its prior written consent to any settlement or resolution to be entered into by Seller, such consent not to be unreasonably withheld or delayed. Alternatively, if Seller does not provide such notice to Buyer pursuant to the prior sentence, then Buyer may conduct the defense and settle or resolve any such claim and Seller hereby indemnifies Buyer against all costs and expenses incurred by Buyer in connection with such defense, settlement or resolution (including reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs). Should Seller conduct the defense or resolution of third party claims, Seller must act in good faith, liaise with Buyer in relation to such defense, provide Buyer with reasonable access to a copy of any notice, correspondence or other document relating to the third-party claim and act reasonably in all circumstances (including having regard to the likelihood of success and the effect of the proceedings or actions on the goodwill or reputation of the Division Business and Buyer), and Buyer shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim.

      9.    Period After Closing.

            (a) Notice to customers, etc. As soon as reasonably practicable after Closing the Seller must send out a notice of the Buyer's acquisition of the Division in a form to be agreed between Seller and the Buyer to all the customers, clients or suppliers of the Division Business and their respective other business contacts.

            (b) Carrying on of Division Business. For the 6 month period following the Closing Date, Seller must (at the request of Buyer and at Buyer's cost) provide to Buyer the information reasonably necessary to help acquaint Buyer with the manner in which the Division Business was conducted in the 12 months preceding the Closing Date.

            (c) Trade connections. For the 6 month period from the Closing Date, Seller must introduce representatives of Buyer to suppliers and customers of the Division Business and use its commercially reasonable endeavors to encourage them to maintain with Buyer after Closing the level of trade they had with Seller in relation to Division Business in the 6 months preceding the Closing Date.

            (d) Documents to be available after Closing. As soon as possible after the Closing, Seller must give Buyer all documents and information relating to the Division Business that the Buyer reasonably requests or will reasonably need to carry on the Division Business or to comply with its obligations under this Agreement, including the Business Records, to the extent not delivered to the Buyer at the Closing.

            (e) Change of company name. Immediately following Closing (but in no event more than ten (10) business days following Closing), Seller must commence proceeding to change its name and Seller must procure that any relevant Affiliate of Seller changes its name to a name that does not include, any of the words comprised in the Division Trade Marks or in the names comprised in the Division Domain Names or any word or name that is similar to or likely to be mistaken for or confused with any Division Trade Mark or such name. Seller may retain but not use the name "Island Pacific" in commerce pending such name change.

            (f) Change of business name. Immediately following Closing (and in no event more than ten (10) business days following the Closing), Seller must, and must procure that any Affiliate of the Seller that has registered a business name that uses or includes any of the words comprised in the Division Trade Marks or any names comprised in the Division Domain Names, execute a cessation of business form or a change in particulars form to change the business name that does not include any such name, for each such business name registration.

            (g) Restriction on use of names etc by Seller. From Closing and thereafter, Seller may not use the Division Trade Marks or the names comprised in the domain name licences forming part of the Division Intellectual Property Rights or any word, name, sign or logo that is substantially identical or deceptively similar to or likely to be mistaken for or confused with the trade marks or the names comprised in the domain name licences and Seller must cease to use any words, logos, marks or names in its business resembling or likely to be mistaken for or confused with the trade marks forming part of the Division Intellectual Property Rights.

            (h) Other Intellectual Property. If any applications or registrations for any Division Intellectual Property Rights in the name of Seller other than those set out in Exhibit O, are identified, the identifying party must promptly notify the other parties and Seller must promptly execute any documents reasonably requested by Buyer to enable Buyer to record the assignment or transfer of those applications and registrations. If any Division Intellectual Property Rights created in the course of providing services to Seller in connection with the Division Business at any time before the Closing Date are identified, Seller must, whether before or after the Closing Date, immediately procure that the third party assigns such Division Intellectual Property Rights to Buyer for the consideration of $10 in the aggregate.

            (i) Buyer's Indemnity. Buyer will indemnify, defend, and hold harmless Seller, its Affiliates, officers, directors, employees, and agents from and against all claims, demands, actions, causes of action, costs, and liabilities relating to or arising from (i) any material failure of any representation or warranty made by Buyer in this Agreement to be true and correct as of the Agreement Date and on each day between the Agreement Date and the Closing Date and the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date), or
(ii) any material breach of or default in connection with any of Buyer's covenants in this Agreement which is not waived by Seller in writing. . NOTWITHSTANDING ANYTHING TO THE CONTRARY, BUYER SHALL NOT BE LIABLE FOR AND SELLER SHALL NOT BE ENTITLED TO RECEIVE ANY CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (EXCEPT FOR ANY THIRD PARTY CLAIMS, INCLUDING ANY ACTION, SUIT, PROCEEDING, CLAIM OR INVESTIGATION BY OR BEFORE ANY GOVERNMENTAL ENTITY), EVEN IF BUYER IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

            (j) Remedial work. Seller is liable and undertakes to reimburse Buyer immediately on demand from the Escrow Fund, in respect of any remedial work to be carried out by Buyer in respect of the Assigned Agreements following Closing on the basis of the applicable standard rates from time to time of each employee of Buyer who carries out such remedial works.

      10.   Protection of Division Business.

            (a) No solicitation of customers. During the Restricted Period, Seller must not approach, and must procure that no Seller's Affiliate approaches, (either solely or jointly with any other person and in any capacity whatsoever) any person whom Seller or any Affiliate of Seller is aware is a customer of or client of the Division Business whether or not for the purpose of persuading that person to cease doing business with Buyer approaching such customer or client would reasonable be expected to reduce the amount of business that the customer or client would normally do with Buyer (provided, however, that Seller may continue conducting business with its customers in the ordinary course of business).

            (b) No solicitation of Transferring Employees. During the Restricted Period, Seller must not approach or solicit, and must procure that no Seller's Affiliate approaches or solicits, any Transferring Employee of the Division or any Division Contractor who is retained by the Buyer for the purpose of recruiting or hiring that person or engaging that contractor. This restriction does not apply where a person (including a contractor) responds to an advertisement published by a Seller or Seller's Affiliate that is targeted to a wide audience of potential applicants.

            (c) Severability. If any part of an undertaking in this Section 10 is unenforceable it may be severed without affecting the remaining enforceability of that or the other undertakings.

      11.   General Provisions.

            (a) No Merger. The Seller's warranties and representations given under this Agreement, the Buyer's warranties and representations given under this Agreement and the undertakings and indemnities in this Agreement will not merge on Closing.

            (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it reasonably believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure); provided, further, after the Closing, Buyer may issue such press releases or make such other public statements regarding this Agreement or the transactions contemplated hereby as Buyer may, in its reasonable discretion, determine.

            (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, their respective successors and permitted assigns and the Indemnified Persons.

            (d) Joint and Several Obligations. The obligations of each of 3Q, UK Sub and ARS under this Agreement shall be joint and several obligations of 3Q, UK Sub and ARS.

            (e) Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

            (f) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and
(ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

            (g) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            (h) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) if sent by facsimile transmission, when a facsimile confirmation receipt is received indicating successful delivery, or (iv) if sent by electronic mail, when a delivery confirmation report is received by the sender which records the time that the email was delivered to the addressee's email address (unless the sender receives a delivery failure notification indicating that the email has not been delivered to the addressee), or (iv) 5 Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, (however, in all cases if the delivery or receipt is on a day that is not a Business Day (in addressee's jurisdiction) or is after 5.00pm (addressee's time) it is regarded as received at 9.00am on the following Business Day) and addressed to the intended recipient as set forth below:

If to Seller:           Island Pacific, Inc.
                        19800 MacArthur Boulevard, Suite 1200
                        Irvine, CA 92612
                        Attn:  Barry M. Schechter, CEO
                        Facsimile: (858) 550-3357


                        Email: BarryS@islandpacific.com

Copy to not constituting notice to:

                        Norman L. Smith, Esq.
                        Harry J. Proctor, Esq.
                        Solomon Ward Seidenwurm & Smith
                        401 B Street, Suite 1200
                        San Diego, CA 92101
                        Facsimile: (619) 231-4755

If to Buyer:            3Q Holdings Limited
                        Ground Floor, 35 Spring Street
                        Bondi Junction NSW 2022
                        Australia
                        Attn: Alan Treisman
                        Facsimile: +61 2 9387 7110
                        Email: alan@threeq.com.au

Copy to not constituting notice to:

                        Martin Shakinovsky
                        Freehills
                        19-29 Martin Place
                        Sydney NSW 2000
                        Australia

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Any notice or communication given in accordance with the above requirements can be relied on by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorized by the sender.

            (i) Governing Law, Venue(j) . This Agreement is governed by and construed in accordance with the laws of the State of California. The Parties hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the City of San Diego, California in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such courts located in the City of San Diego, California. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11(g) or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof.

            (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction, and accordingly shall be read down for the purpose of that jurisdiction, if possible, so as to be valid and enforceable, and otherwise shall be severed to the extent of the invalidity or unenforceability, without affecting the remaining provisions of this agreement or affecting the validity or enforceability of that provision in any other jurisdiction..

            (l) Expenses. Each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

            (m) Construction; Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. A reference to this Agreement or another instrument includes any variation or replacement of any of them. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder and consolidations, amendments, re-enactments or replacements of any of them, unless the context requires otherwise. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement unless the contrary intention appears. The words "include," "includes" "including", "for example" or similar expressions when used herein shall be deemed in each case to be followed by the words "without limitation", unless there is express wording to the contrary The phrases "provided to," "furnished to," and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been provided to the Party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender;
(ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms "hereof," "herein," "hereunder" and derivative or similar words refer to this entire Agreement. A reference in this Agreement to $ is to United States currency unless denominated otherwise. If a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day. If an event must occur on a stipulated day that is not a Business Day then the stipulated day will be taken to be the next Business Day. A reference to any thing (including any amount) is a reference to the whole and each part of it and a reference to a group of persons is a reference to any one or more of them. Any covenant, representation, warranty, indemnity or undertaking given on the part of two or more persons is given/binds them jointly and severally.

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

            (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                         [SIGNATURES ON FOLLOWING PAGE]






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

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

3Q Holdings Limited



By:______________________________

Title:  Director/Secretary            [Must be an officer]

Applied Retail Solutions, Inc.

By:______________________________

Title:___________________________     [Must be an officer]

Island Pacific (UK) Limited Company No. 6409686

By:______________________________

Title:___________________________     [Must be an officer]

Island Pacific, Inc



By:______________________________

Title:___________________________

                                    EXHIBITS

Exhibit A      -    Excluded Assets

Exhibit B      -    Assigned Agreements

Exhibit C      -    Division Plant and Equipment and Leased Real Property

Exhibit D      -    Scheduled Assumed Liabilities

Exhibit E      -    Form of Escrow Agreement

Exhibit F      -    Seller Indebtedness

Exhibit G      -    Form of Bill of Sale

Exhibit H      -    Form of Assumption Agreement

Exhibit I      -    Deliberately Blank

Exhibit J      -    Form of Mark Assignment

Exhibit K      -    Deliberately Blank

Exhibit L      -    Division Employees and Division Contractors

Exhibit M      -    Form of Transitional Services Agreement

Exhibit N      -    Key Division Employees and Division Contractors for Employee
                    Retention Closing Conditions

Exhibit O           Intellectual Property

Exhibit P           Division Products

Exhibit Q           UK Employee Advances


                        [Schedules and Exhibits Attached]


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